Exhibit 4.1

Published CUSIP Number

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 4, 2004

among

OWENS & MINOR DISTRIBUTION, INC. and OWENS & MINOR MEDICAL, INC.,

as Borrowers,

OWENS & MINOR, INC.

and

CERTAIN OF ITS DOMESTIC SUBSIDIARIES IDENTIFIED HEREIN,

as Guarantors,

THE BANKS IDENTIFIED HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION

and

SUNTRUST BANK

as Syndication Agents

and

BANK OF AMERICA, N.A.,

as Administrative Agent

ARRANGED BY:

BANC OF AMERICA SECURITIES LLC, and

WACHOVIA CAPITAL MARKETS, LLC

as Co-Lead Arrangers

and

BANC OF AMERICA SECURITIES LLC,

WACHOVIA CAPITAL MARKETS, LLC, and

SUNTRUST SECURITIES, INC.

as Co-Book Managers

i

6.2	Due Authorization	50
6.3	No Conflicts	50
6.4	Consents	50
6.5	Enforceable Obligations	51
6.6	Reserved	51
6.7	Financial Condition	51
6.8	No Material Adverse Changes or Restricted Payments	51
6.9	No Default	51
6.10	Liens	52
6.11	Indebtedness	52
6.12	Litigation	52
6.13	Material Agreements	52
6.14	Taxes	52
6.15	Compliance with Law	52
6.16	ERISA	52
6.17	Subsidiaries	53
6.18	Use of Proceeds; Margin Stock	54
6.19	Government Regulation	54
6.20	Environmental Matters	54
6.21	Intellectual Property, Franchises, etc	55
6.22	Investments	55
6.23	No Material Misstatements	55
6.24	Labor Matters	56

SECTION 7	AFFIRMATIVE COVENANTS	56
7.1	Information Covenants	56
7.2	Preservation of Existence and Franchises	59
7.3	Books, Records and Inspections	59
7.4	Compliance with Law	59
7.5	Payment of Taxes and Other Indebtedness	59
7.6	Insurance	60
7.7	Maintenance of Property	60
7.8	Performance of Obligations	60
7.9	Use of Proceeds	60
7.10	Financial Covenants	60
7.11	Additional Credit Parties	61

SECTION 8	NEGATIVE COVENANTS	61
8.1	Indebtedness	61
8.2	Liens	62
8.3	Nature of Business	62
8.4	Consolidation, Merger, Sale or Purchase of Assets, etc	62
8.5	Asset Dispositions	64
8.6	Advances, Investments and Loans	64
8.7	Prepayments and Amendments Relating to Other Debt	64
8.8	Transactions with Affiliates	65
8.9	Ownership of Subsidiaries	65
8.10	Fiscal Year	66
8.11	Subsidiary Dividends	66
8.12	Restricted Payments	66

SECTION 9	EVENTS OF DEFAULT	66
9.1	Events of Default	66
9.2	Acceleration; Remedies	68

SECTION 10	AGENCY PROVISIONS	69
10.1	Appointment and Authorization of Agent	69
10.2	Delegation of Duties	70
10.3	Liability of Agent	70
10.4	Reliance by Agent	70
10.5	Notice of Default	71
10.6	Credit Decision; Disclosure of Information by Agent	71
10.7	Indemnification of Agent	71
10.8	Agent in its Individual Capacity	72
10.9	Successor Agent	72
10.10	Administrative Agent May File Proofs of Claim	73
10.11	Guaranty Matters	73
10.12	Other Agents; Lead Managers	74

SECTION 11	MISCELLANEOUS	74
11.1	Notices	74
11.2	Right of Set-Off; Adjustments	75
11.3	Successors and Assigns	75
11.4	No Waiver; Remedies Cumulative	77
11.5	Expenses; Indemnification	77
11.6	Amendments, Waivers and Consents	78
11.7	Counterparts	79
11.8	Headings	79
11.9	Survival	80
11.10	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial	80
11.11	Severability	80
11.12	Entirety	81
11.13	Binding Effect; Termination	81
11.14	Confidentiality	81
11.15	Source of Funds	82
11.16	Conflict	83
11.17	USA Patriot Act Notice	83

SCHEDULES

Schedule 1.1(a)	Existing Letters of Credit
Schedule 2.1	Commitments
Schedule 2.2(a)(i)	Form of Notice of Revolving Loan Borrowing
Schedule 2.2(a)(ii)	Form of Notice of Swingline Loan Borrowing
Schedule 2.2(a)(iii)	Form of Notice of Request of Letter of Credit
Schedule 2.5	Form of Revolving Note
Schedule 3.2	Form of Notice of Conversion
Schedule 5.1(b)	Form of Legal Opinions
Schedule 5.1(e)	Form of Officer’s Certificate
Schedule 6.17	Subsidiaries
Schedule 7.1(c)	Form of Borrowing Base Certificate
Schedule 7.1(d)	Form of Officer’s Compliance Certificate
Schedule 7.11	Form of Joinder Agreement
Schedule 8.1(b)	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 11.1	Notice Addresses
Schedule 11.3(b)	Form of Assignment and Acceptance Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 4, 2004 (the “Credit Agreement”), is by and among OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation and OWENS & MINOR MEDICAL, INC., a Virginia corporation (together, the “Borrowers”), OWENS & MINOR, INC., a Virginia corporation (the “Parent”), certain subsidiaries of the Parent (together with the Parent, the “Guarantors”), the Banks (as defined herein), WACHOVIA BANK, NATIONAL ASSOCIATION and SUNTRUST BANK, as syndication agents and BANK OF AMERICA, N.A., as administrative agent for the Banks (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Parent and its Subsidiaries (the “Existing Credit Parties”) are parties to certain Credit Agreement dated as of April 30, 2002, as amended (the “Existing Credit Agreement”), among the Existing Credit Parties, the banks party thereto and Bank of America, N.A., as administrative agent for the banks; and

WHEREAS, the Existing Credit Parties have requested that the Existing Credit Agreement be amended and restated on the terms and conditions set forth herein; and

WHEREAS, the Banks have agreed to make the requested amended and restated credit facility available to the Borrowers on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Acquisition”, by any Person, means the purchase or acquisition by such Person of any Capital Stock of another Person (other than a member of the Consolidated Group) or all or any substantial portion of the Property (other than Capital Stock) of another Person (other than a member of the Consolidated Group), whether or not involving a merger or consolidation with such other Person.

“Additional Credit Party” means each Domestic Subsidiary of the Parent that becomes a Guarantor after the Closing Date by execution of a Joinder Agreement.

“Administrative Agent” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“Administrative Agent’s Fee Letter” means the letter agreement dated as of April 9, 2004 between the Administrative Agent and the Parent, as amended, modified, supplemented or replaced from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Persons” means the Administrative Agent (including any successor Administrative Agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Revolving Committed Amount” shall have the meaning assigned to such term in Section 2.1(a).

“Applicable Federal Funds Rate” means, for any day, a per annum rate equal to the sum of (i) the Federal Funds Rate plus (ii) one-eighth of one percent (0.125%). Any change in the Applicable Federal Funds Rate due to a change in the Federal Funds Rate shall be effective on the effective date of such change in the Federal Funds Rate.

“Applicable Lending Office” means, for each Bank, the office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Borrower Representative by written notice as the office by which its Eurodollar Loans are made and maintained.

“Applicable Percentage” means for any day, the rate per annum set forth below opposite the applicable Consolidated Total Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (ii) Eurodollar Loans shall be the percentage set forth under the column “Eurodollar Margin”, (iii) Fed Funds Swingline Loans shall be the percentage set forth under “Eurodollar Margin”, (iv) Standby Letter of Credit Fee shall be the percentage set forth under the Column “Eurodollar Margin” and (v) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Margin	Base Rate Margin	Commitment Fee
I	>3.0:1.0	1.625%	0.625%	0.350%
II	>2.50:1.0 but < 3.0:1.0	1.400%	0.400%	0.300%
III	>2.0:1.0 but < 2.50:1.0	1.250%	0.250%	0.250%
IV	>1.50:1.0 but < 2.0:1.0	1.000%	0.000%	0.200%
V	>1.0:1.0 but < 1.50:1.0	0.875%	0.000%	0.175%
VI	< 1. 0:1.0	0.750%	0.000%	0.150%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date (each an “Interest Determination Date”) five (5) Business Days after the date by which the Borrowers are required to provide the quarterly or annual compliance certificate and related financial statements in accordance with the provisions of Sections 7.1(a) and (b), as appropriate; provided that:

(i) the initial Applicable Percentages shall be based on the financial statements and related financial information for fiscal quarter of the Parent ended December 31, 2003 and shall remain in effect until the first Interest Determination Date to occur after the Closing Date,

(ii) notwithstanding the foregoing, in the event an annual or quarterly compliance certificate and related financial statements are not delivered timely to the Administrative Agent by the date required by Sections 7.1(a), (b) and (c), as appropriate, the Applicable Percentage, in each case, shall be based on Pricing Level I until the date five (5) Business Days after such compliance certificate and related financial statements are delivered to the Administrative Agent; and

(iii) to the extent that on any determination date, the Parent currently maintains a long term unsecured senior, non-credit enhanced debt rating of BBB- or higher from S&P or Baa3 or higher from Moody’s, the Applicable Percentage for each level set forth in the table above other than the Commitment Fee shall be reduced by 0.125% (but in no case less than 0%) and the Commitment Fee for each level set forth in the table above shall be reduced by 0.05%.

Subject to the qualifications set forth above, the Applicable Percentage, in each case, shall be effective from an Interest Determination Date until the next Interest Determination Date. The Administrative Agent shall determine the appropriate Applicable Percentages promptly upon receipt of, and based on the information contained in, the quarterly or annual compliance certificates and related financial statements. The Administrative Agent shall promptly notify the Borrower Representative and the Banks of any change in the Applicable Percentage. Such determinations by the Administrative Agent shall be conclusive absent manifest error. Adjustments in the Applicable Percentage shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arranger” means Banc of America Securities LLC and Wachovia Capital Markets, LLC in their capacities as co-lead arrangers and co-book managers.

“Asset Disposition” shall mean and include the sale, lease or other disposition (or the entering into a contract or other agreement that, upon consummation, will result in the sale, lease or other disposition) of any Property by any member of the Consolidated Group (including the Capital Stock of a Subsidiary) other than (A) the sale or other disposition of inventory in the ordinary course of business, (B) the sale, lease or other disposition of machinery, equipment and other assets no longer used or useful in the conduct of such member’s business and (C) the sale or financing of Receivables and Receivables Related Assets pursuant to the terms of a Qualified Receivables Transaction permitted hereunder.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Banks” means each Person identified as a “Bank” on the signature pages hereto and its successors and assigns.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the Prime Rate.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Borrower Representative” shall have the meaning set forth in Section 2.9.

“Borrowers” means Owens & Minor Distribution, Inc., a Virginia corporation, and Owens & Minor Medical, Inc., a Virginia corporation, as identified in the heading hereof, together with any permitted successors and assigns.

“Borrowing Base” means, at any time, the sum of 85% of Eligible Receivables plus 50% of Eligible Inventory, in each case as set forth in the most recent Borrowing Base Certificate delivered to the Administrative Agent and the Banks in accordance with the terms of Section 7.1(c).

“Borrowing Base Certificate” has the meaning set forth in Section 7.1(c).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions are required or authorized by law to close in Richmond, Virginia, Charlotte, North Carolina or New York, New York; except that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

“Capital Lease” means any lease the payments and obligations with respect to which would be required to be capitalized in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition and (iv) repurchase agreements with a bank or trust company (including a Bank) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrowers shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations.

“Change of Control” means (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Parent, (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Parent cease to constitute a majority of the board of directors of the Parent and such event is a result (directly or indirectly) of the acquisition of 5% or more of the combined voting power of the Voting Stock by a Person or Persons who did not own at least 5% or more of the combined voting power of the Voting Stock as of the Closing Date, (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over Voting Stock of the Parent (or other securities convertible into such securities) representing 35% or more of the combined voting power of all Voting Stock of the Parent. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934 or (iv) the Parent shall fail to own (directly or indirectly) 100% of the Capital Stock of each of the Borrowers.

“Closing Date” means the date hereof.

“Commitments” means the Revolving Commitments, the Swingline Commitment and the LOC Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 3.5(a).

“Commitment Period” means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date, or (ii) the date on which the Commitments shall terminate in accordance with the provisions of this Credit Agreement.

“Consolidated Capital Expenditures” means for any period for the Consolidated Group on a consolidated basis, all payments for property, plant, equipment or software development and other capital expenditures of the Consolidated Group that are (or would be) set forth in a consolidated statement of cash flows of the Parent for such period prepared in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include Acquisitions.

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining net income for such period, (i) Consolidated Interest Expense, (ii) taxes, and (iii) depreciation and amortization, in each case for the members of the Consolidated Group on a consolidated basis as determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Parent, the ratio of Consolidated Net Income Available for Fixed Charges for the period of four consecutive fiscal quarters ending on such date to Consolidated Fixed Charges for the period of four consecutive fiscal quarters ending on such date.

“Consolidated Fixed Charges” means, for any period, without duplication, the sum of (i) all Consolidated Interest Expense during such period, (ii) all Consolidated Rent Expense payable during such period, (iii) current maturities of Funded Debt during such period, and (iv) all dividends and other payments or distributions on the Capital Stock of a member of the Consolidated Group (other than (A) dividends or distributions payable in the same class of Capital Stock of such member of the Consolidated Group and (B) payments described in clauses (ii) and (iii) of the definition of “Restricted Payments”), in each case for the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP.

“Consolidated Group” means the Parent and its Subsidiaries.

“Consolidated Interest Expense” means, for any period, all interest expense, including the amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component under Securitization Transactions (including, without limitation, the discount in connection with the sale of Receivables and Receivables Related Assets in connection with a Qualified Securitization Transaction), in each case for the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP. For purposes hereof, Consolidated Interest Expense shall include distributions paid on the Preferred Securities (but without duplication for interest payable under the Junior Subordinated Debentures).

“Consolidated Net Income” means, for any period, the net income (or loss) of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, but excluding for purposes of determining compliance with the Consolidated Fixed Charge Coverage Ratio, the Consolidated Senior Leverage Ratio and the Consolidated Total Leverage Ratio:

(a) any extraordinary gains or losses and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) net earnings of any business entity (other than a Subsidiary) in which any member of the Consolidated Group has an ownership interest unless such net earnings shall have actually been received by such member of the Consolidated Group in the form of cash distributions; and

(c) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the members of the Consolidated Group.

“Consolidated Net Income Available for Fixed Charges” means, for any period, the sum of (a) Consolidated EBITDA for such period plus (b) Consolidated Rent Expense for such period minus (v) Consolidated Capital Expenditures for such period.

“Consolidated Net Worth” means total stockholders’ equity for the members of the Consolidated Group on a consolidated basis as determined in accordance with GAAP (excluding, for purposes hereof, “accumulated other comprehensive income” as such term is defined in Financial Accounting Standards Board Statement 130).

“Consolidated Rent Expense” means, for any period, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the leased property) payable by any member of the Consolidated Group, as lessee or sublessee under a lease of real or personal property, determined on a consolidated basis in accordance with GAAP, but shall be exclusive of (a) any amounts required to be paid by such Person (whether designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges, determined on a consolidated basis in accordance with GAAP, and (b) any amounts payable by a member of the Consolidated Group to another member of the Consolidated Group. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Consolidated Senior Debt” means, as of any date, Consolidated Total Debt less Subordinated Debt of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP.

“Consolidated Senior Leverage Ratio” means, as of the end of any fiscal quarter of the Parent, the ratio of Consolidated Senior Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date.

“Consolidated Total Assets” means, as of any date, the sum of (a) all items which would be classified as assets of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP and (b) to the extent not included in the foregoing clause (a), the aggregate net book value of all Receivables transferred to a Securitization Subsidiary or other Person in connection with a Qualified Securitization Transaction.

“Consolidated Total Debt” means, as of any date, all Funded Debt of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the end of any fiscal quarter of the Parent, the ratio of Consolidated Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date.

“Credit Documents” means this Credit Agreement, the Notes, any Joinder Agreement, the Administrative Agent’s Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).

“Credit Party” means any of the Borrowers and the Guarantors.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Bank” means, at any time, any Bank that, at such time, (i) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement, (ii) has failed to pay by the date when due to the Administrative Agent or any Bank an amount owed by such Bank pursuant to the terms of the Credit Agreement or any other of the Credit Documents, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the Property of which) a receiver, trustee or similar official has been appointed.

“Dollars “ and “$” means dollars in lawful currency of the United States of America.

“Domestic Credit Party” means any Credit Party that is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Domestic Person” means any Person that is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Domestic Property” means any Property that is located within the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assignee” means (a) a Bank; (b) an Affiliate of a Bank (other than an Affiliate which is a Non-U.S. Person); (c) an Approved Fund (other than an Approved Fund which is a Non-U.S. Person); and (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time of the assignment, the Borrower Representative (such approval by the Borrower Representative and the Administrative Agent not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrower Representative if no objection is received by the Administrative Agent from the Borrower Representative within two Business Days after notice of the proposed assignment has been provided by the Administrative Agent to the Borrower), provided, however, that neither the Borrower Representative nor any Affiliate of the Borrower Representative shall qualify as an Eligible Assignee. The parties hereto agree that it is reasonable for the Borrower Representative to withhold its approval of an assignment to (i) a Person that cannot make any of the representations and warranties set forth in Section 11.15 or (ii) a Non-U.S. Person if such Non-U.S. Person does not provide to the Borrower Representative certification as to complete exemption from deduction or withholding of Taxes in accordance with Section 3.11 (and the approval of the Borrower Representative shall not be deemed given by the Borrower Representative to an assignment to a Non-U.S. Person if such Non-U.S. Person does not provide to the Borrower Representative certification as to complete exemption from deduction or withholding of Taxes in accordance with Section 3.11).

“Eligible Inventory” means, as of any date of determination, the aggregate book value (based on a FIFO valuation) of all inventory of the Parent and its Domestic Subsidiaries on a consolidated basis after deducting allowances or reserves relating thereto, as shown on the books and records of the Parent and its Domestic Subsidiaries.

“Eligible Receivables” means, as of any date of determination, the aggregate net book value of all accounts, accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business, whether evidenced by chattel paper, instruments or otherwise (“Receivables”), owned by or owing to the Parent and its Domestic Subsidiaries on a consolidated basis after deducting allowances or reserves relating thereto, as shown on the books and records of Parent and its Domestic Subsidiaries (but excluding, in any event, without duplication, the aggregate net book value of all Receivables transferred to a Securitization Subsidiary or other Person in connection with a Qualified Securitization Transaction).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or other governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than (i) an issuance in connection with a conversion of debt securities to equity, (ii) an issuance in connection with exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement and (iii) an issuance of the Capital Stock of the Parent in connection with an Acquisition permitted hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with the Parent within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Parent and which is treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code.

“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Parent or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Parent or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA against the Parent or any ERISA Affiliate exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Eurodollar Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Eurodollar Reserve Requirement for such Eurodollar Loan for such Interest Period.

“Eurodollar Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities”

(as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

“Event of Default” shall have the meaning assigned to such term in Section 9.1.

“Existing Credit Agreement” shall have the meaning set forth in the recitals hereof.

“Existing Letters of Credit” means those certain letters of credit listed on Schedule 1.1(a).

“Extension of Credit” means, as to any Bank, the making of, or participation in, a Loan by such Bank (including continuations and conversions thereof) or the issuance or extension of, or participation in, a Letter of Credit by such Bank.

“Fed Funds Swingline Loan” means a Swingline Loan that bears interest at a rate based on the Applicable Federal Funds Rate.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fees” means all fees payable pursuant to Section 3.5.

“Foreign Person” means any Person that is not a Domestic Person.

“Foreign Property” means any Property that is not a Domestic Property.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, (i) the principal amount of all obligations of such Person for borrowed money, (ii) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) the principal amount of all Support Obligations of such Person with respect to Funded Debt of another Person, (iv) the maximum stated amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder to the extent unreimbursed (other than letters of credit (A) supporting other Indebtedness of such Person or (B) offset by a like amount of cash or government securities pledged or held in escrow to secure such letter of credit and draws thereunder), (v) the principal amount of all purchase money Indebtedness (including for purposes hereof, indebtedness and obligations in respect of conditional sale or title retention arrangements described in clause (j) of the definition of “Indebtedness” and obligations in respect of the deferred purchase price of property or services described in clause (c) of the definition of “Indebtedness”) of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases, (vi) the principal amount of all Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed, provided that for purposes hereof the amount of such Funded Debt shall be limited to the amount of such Funded Debt as to which there is recourse to such Person or the fair market value of the property which is subject to the Lien, if less, (vii) the aggregate net amount of Indebtedness or obligations relating to the sale, contribution or other conveyance of accounts receivable (or similar transaction) (exclusive of intercompany obligations owing between the Securitization Subsidiary and a Credit Party pursuant to a Qualified Securitization Transaction permitted hereunder) regardless of whether such transaction is effected without recourse or in a manner which would not be reflected on a balance sheet in accordance with GAAP, (viii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, and (ix) the maximum amount of all contingent obligations (including, without limitation, obligations to make earn-out payments) of such Person incurred in connection with Acquisitions permitted under Section 8.4 and Acquisitions consummated prior to the Closing Date. The Funded Debt of any Person shall include the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt. For purposes hereof, Funded Debt shall also include payments in respect of Funded Debt which constitute current liabilities of the obligor under GAAP.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Government Acts” has the meaning set forth in Section 2.6(h).

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor” means, the Parent and each Domestic Subsidiary of the Parent identified as a “Guarantor” on the signature pages hereto and each Additional Credit Party, together with their successors and permitted assigns.

“Hedging Agreements” means any interest rate protection agreement or foreign currency exchange agreement.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all Support Obligations of such Person with respect to Indebtedness of another Person, (e) the maximum stated amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder to the extent unreimbursed (other than letters of credit (i) supporting other Indebtedness of such Person or (ii) offset by a like amount of cash or government securities pledged or held in escrow to secure such letter of credit and draws thereunder), (f) the principal portion of all obligations of such Person under Capital Leases, (g) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Indebtedness shall be limited to the amount of such Indebtedness as to which there is recourse to such Person or the fair market value of the Property which is subject to the Lien, if less, (h) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (i) all obligations of such Person under interest rate protection agreements and foreign currency exchange agreements (including, without limitation, Hedging Agreements), (j) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (k) all preferred stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration at any time prior to the Termination Date, (l) the aggregate net amount of Indebtedness or obligations relating to the sale, contribution or other conveyance of accounts receivable (or similar transaction) (exclusive of intercompany obligations owing between the Securitization Subsidiary and a Credit Party pursuant to a Qualified Securitization Transaction permitted hereunder) regardless of whether such transaction is effected without recourse or in a manner which would not be reflected on a balance sheet in accordance with GAAP, (m) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Indebtedness, and (o) the maximum amount of all contingent obligations (including, without limitation, obligations to make earn-out payments) of such Person incurred in connection with Acquisitions permitted under Section 8.4 and Acquisitions consummated prior to the Closing Date. For purposes hereof, Indebtedness shall also include payments in respect of Indebtedness which constitute current liabilities of the obligor under GAAP. The Indebtedness of any Person shall not include (a) trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof, (b) accrued expenses and (c) accrued pension and retirement plan liabilities to the extent such liabilities would not appear as debt on a balance sheet of such Person in accordance with GAAP.

“Indemnitee” has the meaning set forth in Section 11.5(b).

“Indemnified Party” has the meaning set forth in Section 11.5(b).

“Interbank Offered Rate” means for any Interest Period with respect to any Eurodollar Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the

Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Interest Determination Date” shall have the meaning assigned to such term in the definition of “Applicable Percentage”.

“Interest Payment Date” means (i) as to Base Rate Loans and Fed Funds Swingline Loans, the third Business Day following the last day of each March, June, September and December and the Termination Date, and (ii) as to Eurodollar Loans, on the last day of each Interest Period for such Loan, the date of repayment and on the Termination Date, and in addition where the applicable Interest Period is more than 3 months, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

“Interest Period” means, with respect to Eurodollar Loans, a period of one, two, three or six months’ duration, and also as to Eurodollar Loans of up to $30,000,000, a period of 7-days’ duration (provided that no more than one such Revolving Loan with a 7-day Interest Period may be outstanding at any time), as the Borrower Representative may elect, commencing in each case on the date of the borrowing (including conversions, extensions and renewals); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code shall be construed also to refer to any successor sections.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Support Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, but excluding any Restricted Payment to such Person.

“Issuing Bank” means Bank of America and its successors in such capacity.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Schedule 7.11 executed and delivered by an Additional Credit Party in accordance with the provisions of Section 7.11.

“Junior Subordinated Debentures” means the junior subordinated convertible deferrable interest debentures issued by the Borrower pursuant to that Junior Subordinated Indenture dated May 13, 1998, the interest payments on which are used to make cash distributions on Preferred Securities.

“Letter of Credit” means any standby letter of credit issued by the Issuing Bank for the account of the Borrowers in accordance with the terms of Section 2.1(c) and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference or priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof) securing or purporting to secure any Indebtedness.

“Loans” means the Revolving Loans and the Swingline Loans, and the Base Rate Loans, Eurodollar Loans and Fed Funds Swingline Loans comprising such Loans.

“LOC Commitment” means, with respect to the Issuing Bank, the commitment of the Issuing Bank to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount and, with respect to the Banks, the commitment of each Bank to purchase participation interests in the LOC Obligations up to its Revolving Commitment Percentage of the LOC Committed Amount as provided in Section 2.6(b).

“LOC Committed Amount” shall have the meaning assigned to such term in Section 2.1(c).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank but not theretofore reimbursed by the Borrowers or the Parent.

“Material Adverse Effect” means a material adverse effect on (i) the operations or financial condition of the members of the Consolidated Group, taken as a whole, (ii) the ability of the Borrowers or any Material Guarantor to perform their respective obligations under the Credit Documents, (iii) the validity or enforceability of any Credit Document or (iv) the rights and remedies of the Banks under the Credit Documents.

“Material Guarantor” means (a) the Parent and (b) any Guarantor that, individually, (i) accounts for more than five percent (5%) of the gross revenues of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, (ii) accounts for more than five percent (5%) of net income of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, or (iii) constitutes more than five percent (5%) of Consolidated Total Assets.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan (other than a Multiemployer Plan) which the Parent or any ERISA Affiliate and at least one employer other than the Parent or any ERISA Affiliate are contributing sponsors.

“Non-Guarantor Subsidiaries” means Domestic Subsidiaries which are not Guarantors (other than any Securitization Subsidiary).

“Non-U.S. Person” means any Person that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Note” or “Notes” means the Revolving Notes, individually or collectively, as appropriate.

“Notice of Revolving Loan Borrowing” shall have the meaning assigned to such term in Section 2.2(a)(i).

“Notice of Conversion” shall have the meaning assigned to such term in Section 3.2.

“Notice of Request of Letter of Credit” shall have the meaning assigned to such term in Section 2.2(a)(iii).

“Notice of Swingline Loan Borrowing” shall have the meaning assigned to such term in Section 2.2(a)(ii).

“Obligations” means, without duplication, (i) all of the obligations of the Credit Parties to the Banks (including the Issuing Bank) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from the Credit Parties to any Bank, or any affiliate of a Bank, arising under any Hedging Agreement.

“O&M Funding Corp” means O&M Funding Corp., a Virginia corporation.

“Parent” means Owens & Minor, Inc., a Virginia corporation, together with any permitted successors and assigns.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Participation Interest” means the purchase by a Bank of a participation in LOC Obligations as provided in Section 2.6(b), in Swingline Loans as provided in Section 2.7 and in Loans as provided in Section 3.14.

“Permitted Investments” means Investments which are (i) cash and Cash Equivalents; (ii) receivables owing to any member of the Consolidated Group created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments by members of the Consolidated Group in and to Domestic Credit Parties; (iv) Acquisitions permitted under Section 8.4(b)(ii); (v) loans and advances in the ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the members of the Consolidated Group in an aggregate amount not to exceed $3,000,000 at any time outstanding; (vi) Investments (including debt obligations) received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (vii) investments in a Securitization Subsidiary or Special Purpose Vehicle relating to a Qualified Securitization Transaction and (viii) Investments of a nature not contemplated in the foregoing subsections in an amount not to exceed $15,000,000 in the aggregate at any time outstanding.

“Permitted Liens” means:

(i) Liens created by or arising under the Credit Documents in favor of the Administrative Agent on behalf of the Banks;

(ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(vii) Liens on Property of any Person securing Indebtedness (including Capital Leases and Synthetic Leases) of a Credit Party to the extent permitted under Section 8.1(c);

(viii) leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(ix) any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) Liens deemed to exist in connection with Investments in repurchase agreements which constitute Permitted Investments;

(xii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xiii) Liens created or deemed to exist in connection with a Qualified Securitization Transaction permitted under this Credit Agreement (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable Receivables Related Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(xiv) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(xv) Liens existing as of the Closing Date and set forth on Schedule 8.2; provided that no such Lien shall at any time (A) be extended to or cover any Property other than the Property subject thereto on the Closing Date and (B) secure any Indebtedness other than the Indebtedness secured thereby on the Closing Date; and

(xvi) Liens on Property securing Indebtedness of a Credit Party to the extent permitted under Section 8.1(j).

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA and with respect to which the Parent or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Preferred Securities” means pass-through securities, capital securities or other preferred securities issued by a statutory business trust or other similar special purpose entity owned or controlled by any member of the Consolidated Group the proceeds of which are invested in or exchanged for Junior Subordinated Debentures.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, for purposes of calculating (utilizing the principles set forth in the second paragraph of Section 1.3) the applicable Pricing Level under the definition of “Applicable Percentage” and determining compliance with each of the financial covenants set forth in Section 7.10, that any transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the annual or quarterly compliance certificate and related financial statements required by Section 7.1(a), (b) or (c), as appropriate. As used herein, “transaction” shall mean (i) any merger or consolidation as referred to in Section 8.4, (ii) any Asset Disposition as referred to in Section 8.5, (iii) any Acquisition as referred to in Section 8.4, (iv) any prepayment or redemption of any Senior Subordinated Notes as referred to in Section 8.7 and (v) any Restricted Payment referenced in Section 8.12. In furtherance of the foregoing, in connection with any calculation of the financial covenants set forth in Section 7.10 upon giving effect to a transaction on a Pro Forma Basis:

(A) for purposes of any such calculation in respect of any Asset Disposition referred to in Section 8.5, (1) income statement items (whether positive or negative) attributable to the Property disposed of in such Asset Disposition shall be excluded and (2) any Indebtedness which is retired in connection with such Asset Disposition shall be excluded and deemed to have been retired as of the first day of the applicable period;

(B) for purposes of any such calculation in respect of any merger or consolidation referred to in Section 8.4(a) or any Acquisition referred to in Section 8.4(b), (1) any Indebtedness incurred by any member of the Consolidated Group in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, and (2) income statement items (whether positive or negative) attributable to the Property acquired in such transaction or to the Acquisition comprising such transaction, as applicable, shall be included beginning as of the first day of the applicable period, provided that such income statement items are factually supportable by financial statements and information reasonably acceptable to the Administrative Agent; and

(C) for purposes of any calculation of the Consolidated Senior Leverage Ratio in respect of any prepayment or redemption of any Senior Subordinated Notes referred to in Section 8.7, any Indebtedness incurred by any member of the Consolidated Group in connection with such transaction shall be deemed to have replaced such Subordinated Debt as of the first day of the applicable period.

“Pro Forma Compliance Certificate” means a certificate of the chief financial officer (or its equivalent) of the Parent delivered to the Administrative Agent in connection with (i) any merger or consolidation referred to in Section 8.4(a), (ii) any Asset Disposition referred to in Section 8.5, (iii) any Acquisition referred to in Section 8.4(b), (iv) any prepayment or redemption of Senior Subordinated Notes as referred to in Section 8.7 and (v) any Restricted Payment referenced in Section 8.12, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Consolidated Fixed Charge Coverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Senior Leverage Ratio and the Consolidated Net Worth each as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the annual or quarterly compliance certificate and related financial statements required by Section 7.1(a), (b) or (c), as appropriate.

“Property” means any interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

“Qualified Securitization Transaction” means any Securitization Transaction provided that (A) no portion of the Indebtedness or any other obligations (contingent or otherwise) under such Securitization Transaction shall be (i) recourse to any member of the Consolidated Group other than pursuant to Standard Securitization Obligations, (ii) supported by Support Obligations of any member of the Consolidated Group other than pursuant to Standard Securitization Obligations, or (iii) secured (directly or indirectly, contingently or otherwise) by any Lien on any Property of any member of the Consolidated Group other than pursuant to Standard Securitization Obligations, (B) the Administrative Agent and the Required Banks shall be reasonably satisfied with the structure thereof and documentation therefor, including the discount at which such accounts receivable are sold or the advance rate against which borrowings are advanced and the applicable termination events which shall, in any event, be consistent with those prevailing in the market for similar transactions, and (C) the accounts receivable purchase agreement or other similar agreements relating thereto shall not be amended or modified in a manner materially adverse to the interests of the Banks (as determined by the Administrative Agent and the Required Banks in their reasonable discretion (including, without limitation, any change in (i) the amount of Securitization Receivables and Receivables Related Assets covered thereby, (ii) the discount rate at which the Securitization Receivables and Receivables Related Assets are sold, (iii) the advance rate against which amounts are advanced, and (iv) the applicable termination events)) except with the prior written consent of the Administrative Agent and the Required Banks. Notwithstanding the foregoing, the series of transactions contemplated in the Securitization Agreements, and any refinancing or replacement thereof on terms and conditions no less favorable to the members of the Consolidated Group than the terms of the Securitization Agreements, are Qualified Securitization Transactions.

“Receivables” has the meaning set forth in the definition of “Eligible Receivables”.

“Receivables Related Assets” means (i) any rights arising under the documentation governing or relating to any Securitization Receivables (including rights in respect of Liens securing such Securitization Receivables and other credit support in respect of such Securitization Receivables), (ii) any proceeds of such Securitization Receivables and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Securitization Transaction, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of the documentation evidencing any Qualified Securitization Transaction, and (v) other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Register” shall have the meaning assigned to such term in Section 11.3(c).

“Regulation D, T, U, or X” means Regulation D, T, U, or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Required Banks” means, at any time, Banks having more than fifty percent (50%) of the aggregate Commitments, or if the Commitments have been terminated, Banks having more than fifty percent (50%) of the aggregate principal amount of the Revolving Obligations outstanding (taking into account in each case Participation Interests or obligation to participate therein); provided that the Commitments of, and outstanding principal amount of Revolving Obligations (taking into account Participation Interests therein) owing to, a Defaulting Bank shall be excluded for purposes hereof in making a determination of Required Banks.

“Responsible Officer” means, with respect to the subject matter of any representation, warranty, covenant, agreement, obligation or certificate of any Credit Party contained in or delivered pursuant to any of the Credit Documents, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President, Vice President, Chief Financial Officer, Treasurer, Controller, or any other officer of the Consolidated Group who in the normal performance of his or her operational responsibilities would have knowledge of such matter and the requirements with respect thereto.

“Restricted Payment” by any Person means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving such Person), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (other than dividends or distributions payable in the same class of Capital Stock of such Person or dividends or distributions payable to any Credit Party (directly or indirectly through Subsidiaries)), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding.

“Revolving Commitment” means, with respect to each Bank, the commitment of such Bank to make Revolving Loans in an aggregate principal amount outstanding at any time up to such Bank’s Revolving Committed Amount.

“Revolving Commitment Percentage” means, with respect to each Bank, a fraction (expressed as a percentage) the numerator of which is the Revolving Committed Amount of such Bank at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Revolving Commitment Percentage of each Bank is set forth on Schedule 2.1.

“Revolving Committed Amount” means, with respect to each Bank, the amount of such Bank’s Revolving Commitment, as such amount may from time to time be reduced in accordance with the provisions hereof. The initial Revolving Committed Amount of each Bank is set forth on Schedule 2.1.

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note” means the promissory notes of the Borrowers in favor of each of the Banks evidencing the Revolving Loans and Swingline Loans in substantially the form attached as Schedule 2.5,

individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Obligations” the Revolving Loans, the Swingline Loans and the LOC Obligations.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereof.

“Securitization Agreements” means (a) (i) the Receivables Sale Agreement dated as of April 30, 2002 among the Parent, the Borrowers and O&M Funding Corp. and (ii) the Receivables Purchase Agreement dated as of April 30, 2002 among O&M Funding Corp., Owens & Minor Medical, Inc., Blue Ridge Asset Funding Corporation, EagleFunding Capital Corporation (successor in interest to Blue Keel Funding, L.L.C.), Wachovia Bank, National Association, and Fleet Securities, Inc., and (b) such other agreements and documents executed or delivered under or in connection with the aforementioned agreements, as any such agreement referred to in clauses (a) and (b) may be amended, supplemented or otherwise modified from time to time after the Closing Date.

“Securitization Receivables” shall have the meaning given to such term in the definition of “Securitization Transaction”.

“Securitization Subsidiary” means (a) O&M Funding Corp. and (b) any other wholly owned Subsidiary which engages in no activities other than those reasonably related to or in connection with the entering into of Securitization Transactions and which is designated by the board of directors of the Parent (as provided below) as a Securitization Subsidiary; provided that no member of the Consolidated Group (i) shall provide credit support to such Securitization Subsidiary, (ii) shall have any contract, agreement, arrangement or understanding with such Securitization Subsidiary other than on terms that are fair and reasonable and that are no less favorable to such member of the Consolidated Group than could be obtained from an unrelated Person (other than representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Securitization Receivables to such Securitization Subsidiary) and (iii) no member of the Consolidated Group shall have any obligation to maintain or preserve such Securitization Subsidiary’s financial condition or to cause such Securitization Subsidiary to achieve certain levels of operating results. Any such designation by the board of directors of the Parent (other than with respect to O&M Funding Corp.) shall be evidenced to the Administrative Agent and each Bank by filing with the Administrative Agent and each Bank a certified copy of the resolutions of the board of directors of the Parent giving effect to such designation.

“Securitization Transaction” means any financing transaction or series of financing transactions that have been or may be entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer to any Person (including, without limitation, a Securitization Subsidiary) or may grant a security interest in any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment (the “Securitization Receivables”) (whether such Securitization Receivables are then existing or arising in the future) of such member of the Consolidated Group, and any assets related thereto, including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

“Senior Subordinated Notes” means those $200,000,000 8.5% Senior Subordinated Notes of the Parent due 2011.

“Single Employer Plan” means any Plan which is not a Multiemployer Plan or a Multiple Employer Plan.

“Special Purpose Vehicle” means a trust, partnership or other entity established by any member of the Consolidated Group to implement a Qualified Securitization Transaction.

“Standard Securitization Obligations” means representations, warranties, covenants, indemnities and other obligations entered into by any member of the Consolidated Group which are reasonably customary in asset securitization transactions involving accounts receivable.

“Standby Letter of Credit Fee” shall have the meaning assigned to such term in Section 3.5(b)(i).

“Subordinated Debt” means (i) the Indebtedness evidenced by the Senior Subordinated Notes and (ii) any other Indebtedness which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations on terms and conditions which are, and evidenced by documentation which is, satisfactory to the Required Banks.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time. Except as otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Parent; provided, however, that (i) O&M Funding Corp and (ii) any Special Purpose Vehicle shall not be considered to be a Subsidiary of the Parent for purposes of this Credit Agreement.

“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than (i) endorsements in the ordinary course of business of negotiable instruments for deposit or collection and (ii) Standard Securitization Obligations relating to Qualified Securitization Transactions) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

“Swingline Bank” means Bank of America and its successors in such capacity.

“Swingline Commitment” means, with respect to the Swingline Bank, the commitment of the Swingline Bank to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount and, with respect to the Banks, the commitment of each Bank to purchase participation interests in the Swingline Loans up to its Revolving Commitment Percentage of the Swingline Committed Amount as provided in Section 2.7.

“Swingline Committed Amount” shall have the meaning assigned to such term in Section 2.1(b).

“Swingline Loans” shall have the meaning given to such term in Section 2.1(b).

“Termination Date” means the earlier of (i) May 3, 2009 or such later date as to which all of the Banks may in their sole discretion by written consent agree or (ii) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

“Threshold Requirement” shall have the meaning assigned to such term in Section 7.11(a).

“Total Consideration” means cash and non-cash consideration, any assumption of Indebtedness, the maximum amount of any contingent payment (including, without limitation, earn-out payments) and the fair value of any Capital Stock of the Parent issued to the seller of the Capital Stock or Property acquired in an Acquisition.

“Voting Stock” means, with respect to any Person, the voting stock or other securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.2 Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the annual audited financial statements referenced in Section 6.7(a)); provided, however, if (a) the Parent shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Banks shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Credit Parties to the Banks as to which no such objection shall have been made.

Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants set forth in Section 7.10 (including, without limitation, for purposes of determining the “Applicable Percentage” and for purposes of Section 8.4, Section 8.5, Section 8.7 and Section 8.12) shall be made on a Pro Forma Basis.

SECTION 2

CREDIT FACILITIES

2.1 Commitments.

(a) Revolving Commitments. During the Commitment Period, subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (the “Revolving Loans”) in Dollars to the Borrowers for the purposes hereinafter set forth; provided, however, that (i) with regard to the Banks collectively, the aggregate principal amount of Revolving Obligations outstanding shall not at any time exceed the lesser of (A) TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) (as such aggregate maximum amount may be reduced from time to time as hereinafter provided, the “Aggregate Revolving Committed Amount”) or (B) the Borrowing Base, and (ii) with regard to each Bank individually, each Bank’s Revolving Commitment Percentage of Revolving Obligations outstanding shall not at any time exceed the lesser of (A) such Bank’s Revolving Committed Amount or (B) such Bank’s Revolving Commitment Percentage of the Borrowing Base. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans (or a combination thereof), as the Borrower Representative may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Bank, in its individual capacity, agrees to make certain revolving credit loans (the “Swingline Loans”) in Dollars to the Borrowers for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding shall not at any time exceed FIFTY MILLION DOLLARS ($50,000,000) (the “Swingline Committed Amount”), (ii) with regard to the Banks collectively, the aggregate principal amount of Revolving Obligations outstanding shall not at any time exceed the lesser of (A) the Aggregate Revolving Committed Amount or (B) the Borrowing Base, and (iii) with regard to each Bank individually, each Bank’s Revolving Commitment Percentage of Revolving Obligations outstanding shall not at any time exceed the lesser of (A) such Bank’s Revolving Committed Amount or (B) such Bank’s Revolving Commitment Percentage of the Borrowing Base. Swingline Loans hereunder may consist of Base Rate Loans or Fed Funds Swingline Loans (or a combination thereof), as the Borrower Representative may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(c) Letter of Credit Commitment. During the Commitment Period, in reliance on the agreements of the Banks set forth in Section 2.6 and subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Issuing Bank may reasonably require, the Issuing Bank shall issue, and the Banks shall participate severally in, such Letters of Credit in Dollars on a sight basis as the Borrower Representative may request, in form acceptable to the Issuing Bank, for the purposes hereinafter set forth; provided that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “LOC Committed Amount”), (ii) with regard to the Banks collectively, the aggregate principal amount of Revolving Obligations outstanding shall not at any time exceed the lesser of (A) the Aggregate Revolving Committed Amount or (B) the Borrowing Base, and (iii) with regard to each Bank individually, each Bank’s Revolving Commitment Percentage of Revolving Obligations outstanding shall not at any time exceed the lesser of (A) such Bank’s Revolving Committed Amount or (B) such Bank’s Revolving Commitment Percentage of the Borrowing Base. Letters of Credit issued hereunder shall have an expiry date not more than one year from the date of issuance or extension, and may not extend beyond the date five (5) Business Days prior to the Termination Date. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

2.2 Method of Borrowing.

(a) Notice of Request for Extensions of Credit. The Borrower Representative, on behalf of any Borrower, shall request an Extension of Credit as follows:

(i) Revolving Loans. In the case of Revolving Loans, the Borrower Representative, on behalf of any Borrower, shall give written notice (or telephone notice promptly confirmed in writing) substantially in the form of Schedule 2.2(a)(i) (each a “Notice of Revolving Loan Borrowing”) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day of the requested advance in the case of Base Rate Loans and on the third Business Day prior to the date of the requested advance in the case of Eurodollar Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (i) that a Revolving Loan is requested, (ii) the date of the requested advance (which shall be a Business Day), (iii) the aggregate principal amount of Revolving Loans requested, and (iv) whether the Revolving Loans requested shall consist of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Periods with respect thereto. The Administrative Agent shall as promptly as practicable give each Bank notice of each requested Revolving Loan advance, of such Bank’s pro rata share thereof and of the other matters covered in the Notice of Borrowing. If each Bank makes its pro rata share of the requested Revolving Loan advance to the Administrative Agent by 2:00 p.m. (Charlotte, North Carolina time) on the date of the requested Revolving Loan advance, the Administrative Agent shall initiate the transfer of funds representing the Revolving Loan advance to such Borrower by 2:30 p.m. (Charlotte, North Carolina time) on such date.

(ii) Swingline Loans. In the case of Swingline Loans, the Borrower Representative, on behalf of any Borrower, shall give written notice (or telephone notice promptly confirmed in writing) substantially in the form of Schedule 2.2(a)(ii) (each a “Notice of Swingline Loan Borrowing”) to the Swingline Bank (with a copy to the Administrative Agent) not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day of the requested Swingline Loan advance. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day), (C) the aggregate principal amount of the Swingline Loan advance requested and (D) whether the Swingline Loan shall consist of Base Rate Loans, Fed Funds Swingline Loans or a combination thereof. The Swingline Bank shall initiate the transfer of funds representing the Swingline Loan advance to such Borrower by 1:30 p.m. (Charlotte, North Carolina time) on the Business Day specified by such Borrower in the applicable Notice of Borrowing.

(iii) Letters of Credit. In the case of the issuance or extension of a Letter of Credit, the Borrower Representative, on behalf of any Borrower, shall give written notice (or telephone notice promptly confirmed in writing) substantially in the form of Schedule 2.2(a)(iii) (each a “Notice of Request of Letter of Credit”) to the Issuing Bank (with a copy to the Administrative Agent) not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the requested issuance or extension (or such shorter period as may be agreed by the Issuing Bank), together with a Letter of Credit Application in form reasonably acceptable to the Issuing Bank. Each Notice of Request of Letter of Credit shall be irrevocable and shall specify, among other things, (A) that a Letter of Credit is requested, (B) the date of the requested issuance or extension, (C) the type, amount, expiry date and terms on which the Letter of Credit is to be issued or extended, and (D) the beneficiary.

(b) Minimum Amounts. Each Eurodollar Loan shall be in a minimum aggregate principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Each Base Rate Loan (other than a Base Rate Loan comprising a Swingline Loan) shall be in a minimum aggregate principal amount of $5,000,000 (or, if less, the remaining amount of the Aggregate Revolving Committed Amount) and in integral multiples of $1,000,000 in excess thereof. Each Swingline Loan advance shall be in a minimum principal amount of $250,000 (or, if less, the remaining amount of the Swingline Committed Amount) and in integral multiples of $100,000 in excess thereof.

(c) Information Not Provided. If in connection with any request for a Revolving Loan, the Borrower Representative shall fail to specify (i) an applicable Interest Period in the case of a Eurodollar Loan, the Borrower Representative shall be deemed to have requested an Interest Period of one month, or (ii) the type of loan requested, the Borrower Representative shall be deemed to have requested a Base Rate Loan. If in connection with any request for a Swingline Loan, the Borrower Representative shall fail to specify the type of Swingline Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan.

(d) Maximum Number of Eurodollar Loans. The Revolving Loans may be comprised of no more than seven (7) Eurodollar Loans outstanding at any time. For purposes hereof, Eurodollar Loans with separate or different Interest Periods will be considered as separate Eurodollar Loans even if their Interest Periods expire on the same date.

2.3 Interest.

Subject to Section 3.1, the Loans shall bear interest at a per annum rate, payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein), as follows:

(a) Revolving Loans.

(i) Base Rate Loans. During such periods as Revolving Loans shall consist of Base Rate Loans, the sum of the Base Rate plus the Applicable Percentage; and

(ii) Eurodollar Loans. During such periods as Revolving Loans shall consist of Eurodollar Loans, the sum of the Eurodollar Rate plus the Applicable Percentage.

(b) Swingline Loans.

(i) Base Rate Loans. During such periods as Swingline Loans shall consist of Base Rate Loans, the sum of the Base Rate plus the Applicable Percentage; and

(ii) Fed Funds Swingline Loans. During such period as Swingline Loans shall consist of Fed Funds Swingline Loans, the sum of the Applicable Federal Funds Rate plus the Applicable Percentage.

2.4 Repayment.

(a) Revolving Loans. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date.

(b) Swingline Loans. The principal amount of each Swingline Loan shall be due and payable on the earliest of (A) the date thirty (30) days from the date of advance thereof, (B) the date of the next Revolving Loan advance or (C) the Termination Date. If, and to the extent, any Swingline Loan advances shall be outstanding on the date of any Revolving Loan advance, such Swingline Loans shall first be repaid from the proceeds of such Revolving Loan advance prior to distribution of such Revolving Loan advance to the Borrowers. If, and to the extent, Revolving Loans are not requested prior to the Termination Date or the end of any such 30 day period from the date of any such Swingline Loan advance, the Borrower Representative shall be deemed to have requested a Revolving Loan comprised solely of Base Rate Loans in the amount of such Swingline Loan advance then outstanding, the proceeds of which shall be used to repay the Swingline Bank for such Swingline Loan.

2.5 Notes.

The Revolving Loans and the Swingline Loans shall, at the request of a Bank, be evidenced by the Revolving Notes.

2.6 Additional Provisions relating to Letters of Credit.

(a) Reports. The Issuing Bank will provide to the Administrative Agent at least quarterly, and more frequently upon request, a detailed summary report on all Letters of Credit and the activity thereon, in form and substance acceptable to the Administrative Agent. The Issuing Bank will provide copies of the Letters of Credit to the Administrative Agent and the Banks promptly upon request.

(b) Participation. Upon issuance of a Letter of Credit, each Bank shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (based on its Revolving Commitment Percentage) and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Bank’s participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each Bank shall pay to the Issuing Bank its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Bank of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower Representative to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

(c) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrower Representative. Unless the Borrower Representative shall immediately notify the Issuing Bank that the Borrowers intend to otherwise reimburse the Issuing Bank for such drawing, the Borrower Representative shall be deemed to have requested that the Banks make a Revolving Loan in the amount of the drawing as provided in subsection (d) hereof on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrowers promise to reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrowers shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%). The Borrowers’ reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrowers may claim or have against the Issuing Bank, the Administrative Agent, the Banks, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrowers or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Bank will promptly notify the Administrative Agent of the amount of any unreimbursed drawing, the Administrative Agent will, in turn, promptly notify the Banks, and each Bank shall promptly pay to the Administrative Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Bank’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Bank from the Issuing Bank if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time) otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Bank does not pay such amount to the Issuing Bank in full upon such request, such Bank shall, on demand, pay to the Administrative Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Bank pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Bank is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Bank’s obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrowers hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Bank to the Issuing Bank, such Bank shall, automatically and without any further action on the part of the Issuing Bank or such Bank, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrowers with respect thereto.

(d) Repayment with Revolving Loans. On any day on which any Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Banks that a Revolving Loan has been requested or deemed requested by such Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent such Borrower has complied with the procedures of Section 2.2 with respect thereto) shall be immediately made to such Borrower by all Banks (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective Revolving Commitment Percentages of the Banks (determined before giving effect to any termination of the Commitments pursuant to Section 9.2) and the proceeds thereof shall be paid directly to the Issuing Bank for application to the respective LOC Obligations. Each such Bank hereby irrevocably agrees to make its pro rata share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Credit Party), then each such Bank hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Issuing Bank such participation in the outstanding LOC Obligations as shall be necessary to cause each such Bank to share in such LOC Obligations ratably (based upon the respective Commitment Percentages of the Banks (determined before giving effect to any termination of the Commitments pursuant to Section 9.2)), provided that in the event such payment is not made on the date due, such Bank shall pay in addition to the Issuing Bank interest on the amount of its unfunded Participation Interest at a rate equal to, if paid within two (2) Business Days of the date due, the Federal Funds Rate, and thereafter at the Base Rate.

(e) Designation of other Credit Parties as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Credit Party or other Subsidiary of the Parent other than the Borrowers, provided that notwithstanding such statement, the Borrowers shall be the actual account parties for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrowers’ reimbursement obligations hereunder with respect to such Letter of Credit.

(f) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) Uniform Customs and Practices. Unless otherwise expressly agreed by the Issuing Bank and the Borrower Representative when a Letter of Credit (including any such agreement applicable to an Existing Letter of Credit) is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each trade Letter of Credit.

(h) Indemnification; Nature of Issuing Bank’s Duties.

(i) In addition to its other obligations under this Section 2.6, the Borrower Representative hereby agrees to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii) As between the Borrowers and the Issuing Bank, the Borrowers shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Borrowers or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrowers (on behalf of themselves and each of the other Credit Parties), including, without limitation, any and all Government Acts. The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

(iv) Nothing in this subsection (h) is intended to limit the reimbursement obligations of the Borrowers contained in subsection (d) above. The obligations of the Borrowers under this subsection (h) shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (h), the Borrowers shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank (A) arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (B) caused by the Issuing Bank’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(i) Responsibility of Issuing Bank. It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Banks are only those expressly set forth in this Credit Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.6 shall be deemed to prejudice the right of any Bank to recover from the Issuing Bank any amounts made available by such Bank to the Issuing Bank pursuant to this Section 2.6 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

(j) Limitation on Obligation of the Issuing Bank. Notwithstanding anything contained herein to the contrary, the Issuing Bank shall not be under any obligation to issue, renew or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing a Letter of Credit, or any applicable law, rule or regulation or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or any such Letter of Credit in particular, or shall impose upon the Issuing Bank with respect to any such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, costs or expense that was not applicable on the Closing Date and that the Issuing Bank should deem material to it in good faith, or (ii) the issuance, renewal or extension would violate or otherwise contravene its internal policy as applied on a non-discriminatory basis.

(k) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any Letter of Credit Application), this Credit Agreement shall control.

2.7 Additional Provisions relating to Swingline Loans.

The Swingline Bank may, at any time, in its sole discretion, by written notice to the Borrower Representative and the Banks, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower Representative shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Termination Date, on the date of the occurrence of any Event of Default and upon acceleration of the Loans and other obligations hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Bank hereby irrevocably agrees to make its Revolving Commitment Percentage of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Credit Party), then each Bank hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Swingline Bank such participation interests in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 9.2), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Bank until the date as of which the respective Participation Interest is funded and (B) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Swingline Bank, to the extent not paid to the Swingline Bank by the Borrowers in accordance with the terms of Section 2.3(b), interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to the Federal Funds Rate.

2.8 Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Banks under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.8 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any demand for any payment under this Credit Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Banks under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Banks at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Banks in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Bank, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.8, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.8, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.8 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.8 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Bank. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Bank.

(f) The provisions of this Section 2.8 are made for the benefit of the Administrative Agent, Issuing Bank, Swingline Bank, the Banks and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Bank first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.8 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Banks upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.8 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

2.9 Appointment of Parent as Legal Representative for Credit Parties.

Each of the Credit Parties hereby appoints the Parent to act as its exclusive legal representative for all purposes under this Credit Agreement and the other Credit Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of Loans and amounts drawn under Letters of Credit as described in Article II and Article III hereof) (in such capacity, the “Borrower Representative”). Each of the Credit Parties acknowledges and agrees that (a) the Borrower Representative may execute such documents on behalf of all the Credit Parties (whether as Borrowers or Guarantors) as the Borrower Representative deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Borrower Representative on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Bank hereunder to the Borrower Representative shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Banks shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower Representative on behalf of the Credit Parties (or any of them). The Borrowers must act through the Borrower Representative for all purposes under this Credit Agreement and the other Credit Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Credit Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Banks, such Credit Party shall do so through the Borrower Representative.

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITY

3.1 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default described in Section 9.1(a) and upon the request of the Required Banks, (i) the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Base Rate plus the Applicable Percentage plus 2%) and (ii) the Standby Letter of Credit Fee shall accrue at a per annum rate 2% greater than the rate which would otherwise be applicable.

3.2 Conversion.

The Borrower Representative shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent Interest Period or to convert Revolving Loans of one type into Revolving Loans of another type; provided, however, that (i) except as provided in Section 3.7, Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Revolving Loans extended as, or converted into, Eurodollar Loans shall be in such minimum amounts as provided in Section 2.2(b), and (iv) any request for extension of or conversion to a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an

Interest Period of one month. Each such extension or conversion shall be effected by the Borrower Representative by giving written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent (a “Notice of Extension/Conversion”) prior to 10:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of Base Rate Loans, and on the third Business Day prior to, in the case of Eurodollar Loans, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Revolving Loans to be so extended or converted, the types of Revolving Loans into which such Revolving Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be deemed to be a reaffirmation by the Borrower Representative that no Default or Event of Default then exists and is continuing and that the representations and warranties set forth in Section 6 are true and correct in all material respects (except to the extent they relate to an earlier period). In the event the Borrower Representative fails to request extension of or conversion to any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Revolving Loans shall be automatically converted into Base Rate Loans at the end of their Interest Period or remain as Base Rate Loans, as the case may be. The Administrative Agent shall give each Bank notice as promptly as practicable of any such proposed conversion affecting any Revolving Loans.

3.3 Termination of Commitments.

The Borrower Representative may from time to time permanently reduce the Aggregate Revolving Committed Amount in whole or in part (in minimum principal amounts of $10,000,000 and in integral multiples of $1,000,000 in excess thereof) upon three (3) Business Days’ prior written notice to the Administrative Agent provided that after giving effect to any voluntary reduction the aggregate amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, as reduced.

3.4 Prepayments.

(a) Voluntary Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (A) Eurodollar Loans may only be prepaid (y) on the last day of the Interest Period applicable thereto or (z) on a day that is not the last day of an Interest Period applicable thereto if the Borrowers pay to the applicable Banks any amounts due under Section 3.12, and (B) each such partial prepayment shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or the amount then outstanding, if less). Amounts prepaid on the Loans may be reborrowed in accordance with the provisions hereof.

(b) Mandatory Prepayments. If at any time (i) the aggregate principal amount of Revolving Obligations shall exceed the lesser of (A) the Aggregate Revolving Committed Amount or (B) the Borrowing Base, (ii) the aggregate principal amount of Swingline Loans shall exceed the Swingline Committed Amount, or (iii) the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, then in any such instance the Borrowers shall immediately make payment on the Loans and/or to a cash collateral account in respect of LOC Obligations in an amount sufficient to eliminate the difference.

(c) Application. Unless otherwise specified by the Borrower Representative, prepayments on the Revolving Obligations shall be applied first to Fed Funds Rate Swingline Loans, then to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period.

(d) Notice. The Borrower Representative will provide notice to the Administrative Agent of any prepayment by 10:00 a.m. (Charlotte, North Carolina time) on the date of prepayment.

3.5 Fees.

(a) Commitment Fee. In consideration of the Commitments, the Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Banks a commitment fee (the “Commitment Fee”) for the period from the Closing Date to the Termination Date equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Revolving Committed Amount for the applicable period. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof) beginning with the first such date to occur after the Closing Date and on the Termination Date. For purposes of computation of the Commitment Fee, (a) LOC Obligations shall be counted toward and considered usage of the Aggregate Revolving Committed Amount and (b) Swingline Loans shall not be counted toward nor considered usage of the Aggregate Revolving Committed Amount.

(b) Letter of Credit Fees.

(i) Standby Letter of Credit Issuance Fee. In consideration of the issuance of standby Letters of Credit hereunder, the Borrowers promise to pay to the Administrative Agent for the account of each Bank a fee (the “Standby Letter of Credit Fee”) on such Bank’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such standby Letter of Credit computed at a per annum rate for each day from the date of issuance to and including the date of expiration equal to the Applicable Percentage. The Standby Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof) beginning with the first such date to occur after the Closing Date and on the Termination Date.

(ii) Issuing Bank Fees. In addition to the Standby Letter of Credit Fee, the Borrowers promise to pay to the Administrative Agent for the account of the Issuing Bank without sharing by the other Banks (i) a letter of credit fronting fee of one-eighth of one percent (0.125%) on the average daily maximum amount available to be drawn under each Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration and (ii) the customary charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit. The fronting fee shall be payable upon the issuance of each Letter of Credit and the customary charges shall be payable upon demand by the Issuing Bank.

(c) Administrative Agent’s Fee. The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative and other fees referred to in the Administrative Agent’s Fee Letter.

3.6 Capital Adequacy.

If any Bank has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s (including, for purposes hereof, the parent company of such Bank) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy), then, upon notice from such Bank to the Borrower Representative, the Borrowers shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Such notice shall be accompanied by a statement as to the amount of such compensation and include a reasonably detailed summary of the basis for such demand with reasonably detailed calculations. Each determination by any such Bank of amounts owing under this Section shall be reasonable and shall, absent manifest error, be conclusive and binding on the parties hereto.

3.7 Limitation on Eurodollar Loans.

If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market arising after the Closing Date, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Required Banks determine (which determination shall be conclusive) and notify the Administrative Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Banks of funding Eurodollar Loans for such Interest Period (other than any such determination based on Taxes);

then the Administrative Agent shall give the Borrower Representative prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Eurodollar Loans, continue Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans.

3.8 Illegality.

Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Bank (or its Applicable Lending Office) to make, maintain, or fund Eurodollar Loans hereunder, then such Bank shall promptly notify the Borrower Representative thereof and such Bank’s obligation to make or continue Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Bank may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

3.9 Requirements of Law.

If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(i) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than (A) the Eurodollar Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate and (B) Taxes) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its Applicable Lending Office), including the Commitment of such Bank hereunder; or

(ii) shall impose on such Bank (or its Applicable Lending Office) or the London interbank market any other condition (other than taxes) affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, converting into, continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Bank (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrowers shall pay to such Bank within thirty days of demand therefor such amount or amounts as will compensate such Bank for such increased cost or reduction. If any Bank requests compensation by the Borrowers under this Section 3.9, the Borrower Representative may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank to make or continue Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Bank to receive the compensation so requested. Each Bank shall promptly notify the Borrower Representative and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. Any Bank claiming compensation under this Section 3.9 shall furnish to the Borrower Representative and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder (including a reasonably detailed summary of the basis for such amounts with reasonably detailed calculations) which shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

3.10 Treatment of Affected Loans.

If the obligation of any Bank to make any Eurodollar Loan or to continue, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.8 or 3.9 hereof, such Bank’s Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion required by Section 3.8 hereof, on such earlier date as such Bank may specify to the Borrower Representative with a copy to the Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Bank’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Bank’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or continued by such Bank as Eurodollar Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Bank that would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Bank gives notice to the Borrower Representative (with a copy to the Administrative Agent) that the circumstances specified in Section 3.8 or 3.9 hereof that gave rise to the Conversion of such Bank’s Eurodollar Loans pursuant to this Section 3.10 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Banks are outstanding, such Bank’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding Eurodollar Loans and by such Bank are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.11 Taxes.

(a) Except as otherwise expressly provided herein, any and all payments by any Credit Party to or for the account of any Bank (whether or not a signatory hereof) or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on, or measured by, its income or gross receipts, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank (or its Applicable Lending Office) or the Administrative Agent (as the case may be) is organized or conducts business, or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If any Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.11) such Bank or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and withholdings, and (iii) such Credit Party shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrowers agree to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise similarly with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c) The Borrowers agree to indemnify each Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including, penalties, interest, and expenses) arising therefrom or with respect thereto, except with respect to any Bank or the Administrative Agent, as the case may be, for such liability arising from such Bank’s or the Administrative Agent’s, as the case may be, gross negligence or willful misconduct.

(d) The Administrative Agent and each Bank shall provide (i) on or prior to the date of its execution and delivery of this Credit Agreement (or, in the case of a successor Administrative Agent or assignee of a Bank, on or prior to the date on which it becomes the Administrative Agent or a Bank), (ii) on or prior to the date the Administrative Agent changes its administrative office or such Bank changes its lending office, (iii) on or prior to the date the appropriate form delivered by the Administrative Agent or such Bank pursuant to this Section 3.11(d) expires or becomes obsolete or invalid and (iv) from time to time thereafter if requested in writing by the Borrower Representative or the Administrative Agent (but only so long as such Bank remains lawfully able to do so), the Borrower Representative and the Administrative Agent with (A) a complete and properly executed Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that the Administrative Agent or such Bank, as the case may be, is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement or any other Credit Document is effectively connected with the conduct of a trade or business in the United States, (B) a complete and properly executed Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service, (C) any other complete and properly executed form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that the Administrative Agent or such Bank, as the case may be, is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents, (D) a complete and properly executed Internal Revenue Service Form W-8IMY and any related documents required in conjunction with such W-8IMY, or (E) any other forms or documents relating to the status of the Administrative Agent or such Bank, as the case may be, reasonably requested by the Borrower Representative. The Administrative Agent and each Bank providing one or more forms or certificates pursuant to this paragraph (d) hereby represent, covenant and warrant the accuracy of the information provided therein and, if the Administrative Agent or such Bank provides an Internal Revenue Service Form W-8BEN with Part II completed in which the Administrative Agent or such Bank claims the benefit of a tax treaty with the United States providing for a zero rate of withholding, its entitlements to the benefits of the tax treaty specified therein.

(e) For any period with respect to which the Administrative Agent has failed to provide the Borrower Representative or a Bank has failed to provide the Borrower Representative and the Administrative Agent with the appropriate form pursuant to Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), then, notwithstanding any other provision of this Section 3.11, the Administrative Agent or such Bank, as applicable, shall not be entitled to additional payment or indemnification under Section 3.11(a), 3.11(b) or 3.11(c) with respect to Taxes or Other Taxes imposed by the United States; provided, however, that should the Administrative Agent or a Bank which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower Representative shall take such steps as the Administrative Agent or such Bank, as applicable, shall reasonably request to assist the Administrative Agent or such Bank, as applicable, to recover such Taxes.

(f) If any Credit Party is required to pay additional amounts to or for the account of the Administrative Agent or any Bank pursuant to this Section 3.11, then the Administrative Agent or such Bank, as the case may be, agrees to file any certificates or documents reasonably requested in writing by a Credit Party or to use reasonable efforts to change the jurisdiction of its administrative office in the case of the Administrative Agent, or its Applicable Lending Office in the case of a Bank, so as to eliminate or reduce to the greatest extent possible any such additional payment which may thereafter accrue if such change, in the good faith judgment of the Administrative Agent or such Bank, as the case may be, is not otherwise disadvantageous to such Bank.

(g) Within thirty (30) days after the date of any payment of Taxes by any Credit Party, the applicable Credit Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment.

(h) If the Administrative Agent or any Bank requests indemnification or compensation for Taxes or Other Taxes pursuant to this Section 3.11 more than 90 days after the earlier of (i) the date on which the Administrative Agent or such Bank, as the case may be, makes payment of such Taxes or Other Taxes, and (ii) the date on which the appropriate Governmental Authority makes written demand on the Administrative Agent or such Bank, as the case may be, for payment of such Taxes or Other Taxes, then the Borrowers shall not be obligated to indemnify or reimburse the Administrative Agent or such Bank, as the case may be, for such Taxes or Other Taxes.

(i) If the Administrative Agent or any Bank determines that it has received a refund, credit or reduction in respect of any Taxes or Other Taxes for which the Administrative Agent or such Bank, as the case may be, has received payment from the Borrowers or for which any Credit Party has made payments pursuant to this Section 3.11, then the Administrative Agent or such Bank, as the case may be, shall, within 45 days after receipt of such refund, credit or reduction, pay to the Borrowers the amount of such refund, credit or reduction (net of any reasonable out-of-pocket expenses of the Administrative Agent or such Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, credit or reduction)), provided, however, that (i) the Administrative Agent or such Bank, as the case may be, acting in good faith will be the sole judge of the amount of any such refund, credit or reduction and of the date on which such refund, credit or reduction is received, (ii) the Administrative Agent or such Bank, as the case may be, acting in good faith shall have the absolute discretion as to the order and manner in which it employs or claims tax refund, credits, reductions and allowances available to it, (iii) the Borrowers agree to repay to the Administrative Agent or such Bank, as the case may be, upon written request from the Administrative Agent or such Bank, the amount of such refund, credit or reduction received by the Borrowers, in the event, and to the extent, the Administrative Agent or such Bank is required to repay such refund, credit or reduction to any relevant Governmental Authority, and (iv) neither the Administrative Agent nor any Bank shall be required to make available to any Credit Party (or any representative of any Credit Party) its tax returns or any other information relating to its taxes and the computation thereof.

(j) Within thirty (30) days of the written request of the Borrower Representative therefore, the Bank or the Administrative Agent, as the case may be, shall execute and deliver to the Borrower Representative such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrowers in applying for refunds of Taxes and Other Taxes remitted hereunder.

(k) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.11 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments and this Agreement.

3.12 Compensation.

Upon demand of any Bank (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrowers (for a reason other than the failure of such Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Representative;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Bank in connection with the foregoing. For purposes of calculating amounts payable by the Borrowers to the Banks under this Section 3.12, each Bank shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.13 Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Loans and Letters of Credit. Each Revolving Loan advance, each payment or prepayment of principal of any Revolving Loan (other than Swingline Loans) or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Revolving Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Commitment Fees, each payment of the Standby Letter of Credit Fee, each reduction of the Aggregate Revolving Committed Amount and each conversion or extension of any Revolving Loan (other than Swingline Loans), shall be allocated pro rata among the Banks in accordance with the respective Revolving Commitment Percentages.

(b) Advances.

(i) No Bank shall be responsible for the failure or delay by any other Bank in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Bank to fulfill its obligations hereunder shall not relieve any other Bank of its obligations hereunder.

(ii) Unless any Borrower or any Bank has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Bank, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Bank, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(A) if the Borrowers failed to make such payment, each Bank shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Bank in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(B) if any Bank failed to make such payment, such Bank shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Bank does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower Representative, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.

Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Bank as a result of any default by such Bank hereunder. A notice of the Administrative Agent to any Bank with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

3.14 Sharing of Payments.

The Banks agree among themselves that, in the event that any Bank shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Bank under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under

Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Bank shall promptly purchase from the other Banks a Participation Interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Banks share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Bank whose payment shall have been rescinded or otherwise restored. The Borrowers agree that any Bank so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such Bank were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Bank or the Administrative Agent shall fail to remit to the Administrative Agent or any other Bank an amount payable by such Bank or the Administrative Agent to the Administrative Agent or such other Bank pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Bank at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks under this Section 3.14 to share in the benefits of any recovery on such secured claim.

3.15 Payments, Computations, Etc.

(a) Generally. Except as otherwise specifically provided herein, all payments made by a Credit Party hereunder shall be made to the Administrative Agent in Dollars in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff of any kind, at the Administrative Agent’s office specified in Section 11.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrowers or any other Credit Party maintained with the Administrative Agent (with notice to the Borrower Representative or such other Credit Party). The Borrowers shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Banks in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrowers hereunder, subject to the terms of Section 3.13(a)). The Administrative Agent will distribute such payments to such Banks, if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Banks on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans determined by reference to the Prime Rate, which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received on or in respect of the Obligations (or other amounts owing under the Credit Documents in connection therewith) shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights and remedies of the Banks under the Credit Documents made with respect thereto;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Banks hereunder in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Bank;

FOURTH, to the payment of all accrued interest and fees on or in respect of the Obligations;

FIFTH, to the payment of the outstanding principal amount of the Obligations hereunder (including the payment or cash collateralization of the outstanding LOC Obligations);

SIXTH, to all other Obligations hereunder and other obligations which shall have become due and payable under the Credit Documents otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrowers.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) except as otherwise provided, the Banks shall receive amounts ratably in accordance with their respective pro rata share (based on the proportion that the then outstanding Obligations held by such Banks bears to the aggregate amount of the Obligations then outstanding) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Bank for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH”, “FIFTH” and “SIXTH” above in the manner provided in this Section 3.15(b).

3.16 Evidence of Debt.

(a) Each Bank shall maintain an account or accounts evidencing each Loan made by such Bank to the Borrowers from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Credit Agreement. Each Bank will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of any Credit Party and each Bank’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.16 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Obligations and other amounts owing to such Bank.

3.17 Certain Limitations.

The provisions of Sections 3.6, 3.9 and 3.11 shall be subject to the following:

(a) If any Bank requests compensation or indemnification from the Borrowers under Section 3.6, 3.9 or 3.11, then such Bank will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Bank, is not otherwise disadvantageous to such Bank.

(b) If any Bank requests compensation or indemnification from the Borrowers under Section 3.6, 3.9 or 3.12 more than 90 days after the Bank had knowledge of the occurrence of the event giving rise to the compensation or indemnification, the Borrowers shall not be obligated to reimburse the Bank for amounts incurred prior to the date on which the Borrower Representative receives such demand for compensation or indemnification.

(c) If any Bank requests compensation or indemnification from the Borrowers under Section 3.6, 3.9 or 3.11, or if the obligation of any Bank to make or maintain Eurodollar Loans has been suspended under Section 3.8, the Borrower Representative may, at its option, so long as no Event of Default shall have occurred and be continuing, obtain, at the Borrower Representative’s expense, a replacement Bank for the affected Bank. If the Borrower Representative elects to obtain a replacement Bank for the affected Bank, the Borrower Representative shall within thirty (30) after the date of such request notify the Administrative Agent and such affected Bank of its intention to replace the affected Bank. If the Borrower Representative obtains a replacement Bank within sixty (60) days following notice of its intention to do so, the affected Bank must sell and assign its Obligations and Commitments to such replacement Bank pursuant to Section 11.3 (without giving effect to any requirement therein that the Administrative Agent consent thereto), for an amount equal to the principal balance of all Loans held by the affected Bank and all accrued interest and Fees with respect thereto through the date of such sale, provided that the Borrowers shall have paid to such affected Bank the compensation or indemnification that it is entitled to receive under Section 3.6, 3.9 or 3.11 through the date of such sale and assignment. Notwithstanding the foregoing, if the Borrower Representative (a) fails to give notice to the Administrative Agent and the affected Bank of its intention to replace the affected Bank within thirty (30) days after the Bank requests compensation or indemnification, or (b) timely gives notice to the Administrative Agent and the affected Bank of its intention to replace such affected Bank but does not so replace such affected Bank within sixty (60) days following such notice, then in each case the Borrowers’ rights under this Section 3.17 to replace such Bank for the particular circumstances shall terminate.

SECTION 4

GUARANTY

4.1 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Bank, each affiliate of a Bank that enters into a Hedging Agreement relating to the Obligations, and the Administrative Agent, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

4.2 Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Section 4 until such time as the Banks (and any affiliates of Banks entering into Hedging Agreements) have been paid in full in respect of all Obligations, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Banks in connection with monies received under the Credit Documents or Hedging Agreements between any member of the Consolidated Group and any Bank, or any affiliate of a

Bank. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement between any member of the Consolidated Group and any Bank, or any affiliate of a Bank, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement between any member of the Consolidated Group and any Bank, or any affiliate of a Bank, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Bank exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement between any member of the Consolidated Group and any Bank, or any affiliate of a Bank, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.3 Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Bank on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

4.5 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Banks, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.

4.6 Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full to the Administrative Agent and the Banks of the Obligations, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until payment and satisfaction in full of all of Obligations. For purposes of this Section 4.6, (a) “Guaranteed Obligations” shall mean any obligations arising under the other provisions of this Section 4; (b) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Guaranteed Obligations; (c) “Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (d) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrowers in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations pursuant to Section 8.4.

4.7 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Closing.

The obligation of the Banks to enter into this Credit Agreement and to make the initial Extensions of Credit shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Banks):

(a) Executed Credit Documents. Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement and (ii) a Revolving Note for each Bank requesting one, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b) Legal Opinions. Receipt by the Administrative Agent of multiple counterparts of (i) opinions of in-house counsel for the Credit Parties and (ii) opinions of outside counsel for the Credit Parties relating to the Credit Documents and the transactions contemplated therein.

(c) Financial Information. Receipt by the Banks of the financial statements described in Section 6.7(i) and such other financial information regarding the members of the Consolidated Group as may be requested by, and in each case in form and substance satisfactory to, the Administrative Agent and the Banks.

(d) Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent) for each of the Credit Parties:

(i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws, operating agreement or equivalent of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the board of directors (or an authorized executive committee, if applicable) of such Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. Certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of incorporation, the state of the location of the principal place of business, and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v) Officer’s Certificate. An officer’s certificate for each of the Credit Parties dated as of the Closing Date substantially in the form of Schedule 5.1(e) with appropriate insertions and attachments.

(e) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower’s Representative as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that, immediately after giving effect to the initial Loans made and any Letters of Credit issued on the Closing Date, (i) no Default or Event of Default exists and (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

(f) Internal Revenue Service Form W-9. The Administrative Agent and each Bank shall have provided to the Borrower Representative a complete and properly executed Internal Revenue Service Form W-9.

(g) Section 5.2 Conditions. Each of the conditions set forth in Section 5.2 shall have been satisfied.

(h) Replacement of Commitments. The commitments of the banks under the Existing Credit Agreement shall have been replaced by the Revolving Commitments under this Credit Agreement.

(i) Fees and Expenses. Payment by the Credit Parties of all fees and expenses due and payable to the Banks and the Administrative Agent, including, without limitation, payment to the Administrative Agent of the fees set forth in the Administrative Agent’s Fee Letter.

5.2 Conditions to all Extensions of Credit.

The obligation of each Bank to make any Extension of Credit (including the initial Extension of Credit) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

(c) Section 2 Conditions. Each of the conditions set forth in Section 2 shall have been satisfied (and, in addition, in the case of a continuation or conversion of a Loan, Section 3.2 shall have been satisfied).

Each request for an Extension of Credit (including extensions, continuations and conversions) and each acceptance by the Borrower Representative of an Extension of Credit (including extensions, continuations and conversions) shall be deemed to constitute a representation and warranty by the Borrower Representative as of the date of such Extension of Credit that the applicable conditions in paragraphs (a), (b) and (c) of this Section 5.2 have been satisfied.

SECTION 6

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to the Administrative Agent and each Bank that:

6.1 Organization and Good Standing.

Each Credit Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation, is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and has the requisite corporate power and authority to own its Property and to carry on its business as now conducted and as proposed to be conducted.

6.2 Due Authorization.

Each Credit Party (i) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for, and (ii) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

6.3 No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by a Credit Party will (i) violate or conflict with any provision of its articles of incorporation or bylaws, (ii) violate, contravene or materially conflict with any law, regulation (including without limitation Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance (other than those contemplated in or created in connection with the Credit Documents) upon or with respect its properties, the creation of which could reasonably be expected to have a Material Adverse Effect.

6.4 Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by each Credit Party or, if required, such consent, approval and authorization has been obtained.

6.5 Enforceable Obligations.

Each Credit Document has been duly executed and delivered and constitutes the legal, valid and binding obligation of each Credit Party enforceable against each Credit Party in accordance with its terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.6 Reserved.

6.7 Financial Condition.

(a) The consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 2001, December 31, 2002 and December 31, 2003 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003 (copies of which have heretofore been provided to the Administrative Agent and the Banks) have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition of the Parent and its Subsidiaries as of December 31, 2001, December 31, 2002 and December 31, 2003 and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2003.

(b) The consolidated balance sheets of the Parent and its Subsidiaries and the related consolidated statements of income, changes in shareholders’ equity and cash flows delivered to the Administrative Agent and the Banks in accordance with Section 7.1(a) and Section 7.1(b) have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and the results of their operations and cash flows for the periods covered thereby.

6.8 No Material Adverse Changes or Restricted Payments.

Since December 31, 2003:

(i) for the period to the Closing Date, except as previously disclosed in writing to the Administrative Agent and the Banks, there have been no material sales, transfers or other dispositions of any material part of the business or Property of any member of the Consolidated Group, nor have there been any material purchases or other acquisitions of any business or Property (including the Capital Stock of any other Person) by any member of the Consolidated Group, in each case which are not reflected in the annual audited financial statements referenced in Section 6.7(a); and

(ii) there have been no circumstances, developments or events relating to or affecting any member of the Consolidated Group which could reasonably be expected to have a Material Adverse Effect.

6.9 No Default.

No Default or Event of Default presently exists.

6.10 Liens.

Except for Permitted Liens, each member of the Consolidated Group has good and marketable title to, or a valid leasehold interest in, all of its material real property, and good title to, or a valid leasehold interest in, all of its other material Property, free and clear of all Liens.

6.11 Indebtedness.

No member of the Consolidated Group has any Indebtedness except for Indebtedness permitted by Section 8.1.

6.12 Litigation.

No claim, litigation, investigation or proceeding of any kind is pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened, against any member of the Consolidated Group or any of its Property or revenues which (a) relate to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. For purposes hereof, in the case of proceedings involving only monetary damages, $5,000,000 or more in any instance shall be considered as having a Material Adverse Effect.

6.13 Material Agreements.

No member of the Consolidated Group is in default in any respect (and, to the knowledge of any Responsible Officer of any Credit Party, no such default is asserted) under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which any member of the Consolidated Group is a party or by which any of its Property is bound which default could reasonably be expected to have a Material Adverse Effect.

6.14 Taxes.

Each member of the Consolidated Group has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing (or necessary to preserve any Liens in favor of the Banks) by it, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith by proper proceedings for which adequate reserves are being maintained in accordance with GAAP.

6.15 Compliance with Law.

Each member of the Consolidated Group is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.16 ERISA.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the knowledge of any Responsible Officer of any Credit Party, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

(c) Neither the Borrowers nor any ERISA Affiliate has incurred any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan and, to the knowledge of any Responsible Officer of any Credit Party, neither the Borrowers nor any ERISA Affiliate expects to withdraw from a Multiemployer Plan or Multiple Employer Plan. Neither the Borrowers nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any member of the Consolidated Group or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Borrowers nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the knowledge of any Responsible Officer of any Credit Party, reasonably expected to be in reorganization, insolvent, or terminated.

(d) No member of the Consolidated Group nor any ERISA Affiliates has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is “an employee welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by the Parent or any ERISA Affiliate to which Sections 601-609 of ERISA and Section 4980B of the Internal Revenue Code apply has been administered in compliance in all material respects of such sections.

(e) Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction which is prohibited by Section 406 or 407 of ERISA or Section 404 of ERISA (to the extent that it relates to transactions prohibited by Sections 406 or 407 of ERISA) or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code. The representation by the Credit Parties in the preceding sentence is made in reliance upon and subject to the accuracy of the Banks’ representation in Section 11.15 with respect to their source of funds.

To the extent any of the foregoing representations include Multiemployer Plans or Multiple Employer Plans, each such representation shall be based on the knowledge of any Responsible Officer of any Credit Party.

6.17 Subsidiaries.

(a) Set forth on Schedule 6.17 is each Subsidiary of the Parent, including the jurisdiction of organization, ownership and ownership percentages thereof. The outstanding shares of Capital Stock of each Subsidiary have been validly issued, fully paid and are non-assessable and owned free of Liens other than

Permitted Liens. The outstanding shares of Capital Stock of each Subsidiary have been validly issued and fully paid and are non-assessable and owned by the Person(s) identified on Schedule 6.17, directly or indirectly, free of any Liens other than Permitted Liens.

(b) The Non-Guarantor Subsidiaries (not including any Securitization Subsidiary), as a group, do not exceed the Threshold Requirement.

6.18 Use of Proceeds; Margin Stock.

(a) The proceeds of the Loans and other Extensions of Credit will be used by the Borrowers solely to finance working capital, capital expenditures and other general corporate purposes (including, without limitation, Acquisitions permitted hereunder) of the Parent and its Subsidiaries (to the extent not inconsistent with the Credit Parties’ covenants and obligations under this Credit Agreement and the other Credit Documents).

(b) None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the regulations issued pursuant thereto, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X. “Margin Stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Parent and its Subsidiaries.

6.19 Government Regulation.

No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, no Credit Party is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such a company, or (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary” or a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.20 Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and properties owned, leased or operated by the members of the Consolidated Group (the “Subject Properties”) and all operations at the Subject Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Subject Properties or the businesses operated by the members of the Consolidated Group (the “Businesses”), and, to the knowledge of any Responsible Officer of any Credit Party, there are no conditions relating to the Businesses or Subject Properties that could give rise to liability under any applicable Environmental Laws.

(b) None of the Subject Properties contains, or, to the knowledge of any Responsible Officer of any Credit Party, has previously contained, any Materials of Environmental Concern at, on or under the Subject Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) None of the members of the Consolidated Group has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance,

liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, nor does any Responsible Officer of any member of the Consolidated Group have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Subject Properties, or generated, treated, stored or disposed of at, on or under any of the Subject Properties or any other location, in each case by or on behalf any members of the Consolidated Group in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened, under any Environmental Law to which any member of the Consolidated Group is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any member of the Consolidated Group, the Subject Properties or the Businesses.

(f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations (including, without limitation, disposal) of any member of the Consolidated Group in connection with the Subject Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.21 Intellectual Property, Franchises, etc.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each member of the Consolidated Group owns, or has the legal right to use, all trademarks, tradenames, copyrights, patents, technology, know-how and processes, if any, that are necessary for the operation of its business as presently conducted and as proposed to be conducted (the “Intellectual Property”). No claim is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, and, to the knowledge of any Responsible Officer of any Credit Party, no such claim has been asserted. The use of Intellectual Property by the members of the Consolidated Group does not infringe on the rights of any Person.

(b) Each member of the Consolidated Group has obtained all material licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its Property and to the conduct of its business.

6.22 Investments.

No member of the Consolidated Group has any Investments except for Permitted Investments.

6.23 No Material Misstatements.

None of the information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of any member of the Consolidated Group to the Administrative Agent or any Bank in connection with the negotiation of the Credit Documents or included therein or delivered pursuant thereto contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Credit Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

6.24 Labor Matters.

Except as could not reasonably be expected to have a Material Adverse Effect,

(i) There are no strikes or lockouts against any member of the Consolidated Group pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened;

(ii) the hours worked by and payments made to employees of each member of the Consolidated Group have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters;

(iii) all payments due from each member of the Consolidated Group, or for which any claim may be made against any member of the Consolidated Group, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the respective member of the Consolidated Group; and

(iv) no member of the Consolidated Group is party to a collective bargaining agreement.

SECTION 7

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as any Credit Document is in effect or any amounts payable under any of the Credit Documents are outstanding or any Letter of Credit is outstanding, and until the Commitments shall have terminated:

7.1 Information Covenants.

The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent and each Bank:

(a) Annual Financial Statements. As soon as available and in any event within 95 days (or within five days of such other time period required by the Securities and Exchange Commission) after the close of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, together with related consolidated statements of income and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all in reasonable detail and examined by KPMG LLP, or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with GAAP applied on a consistent basis (except for changes with which such accountants concur).

(b) Quarterly Financial Statements. As soon as available and in any event within 50 days (or within five days of such other time period required by the Securities and Exchange Commission) after the end of each of the first three fiscal quarters of the Parent, (i) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, together with related consolidated statements of income and of cash flows, (ii) a condensed consolidating balance sheet of the Guarantors as at the end of such fiscal quarter, together with related condensed consolidating statements of operations and of cash flows, and (iii) a condensed consolidating balance sheet of the Non-Guarantor Subsidiaries as at the end of such fiscal quarter, together with a related condensed consolidating statement of operations and of cash flows, in each case for such fiscal quarter and for the portion of the fiscal year ending with such period (except that the consolidated and condensed consolidating statements of cash flows which shall be prepared on a year to date basis) and in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year (except that the consolidated and condensed consolidating balance sheets shall be compared to the prior year end), and all in reasonable form and detail acceptable to the Required Banks, and accompanied by a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Parent, to the effect that, to the best of his or her knowledge and belief, all such financial statements are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

(c) Borrowing Base Certificates. As soon as practicable and in any event within 15 days after the end of each fiscal quarter of the Parent, a statement of the Borrowing Base and its components as of the end of the immediately preceding fiscal quarter, substantially in the form of Schedule 7.1(c) hereto, certified by the chief financial officer, treasurer, controller or chief accounting officer of the Parent as being, to the best of his or her knowledge and belief, true and correct in all material respects as of such date (each a “Borrowing Base Certificate”).

(d) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and (b), a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Parent substantially in the form of Schedule 7.1(d) to the effect that no Default or Event of Default exists, or if any Default or Event of Default does exist specifying the nature and extent thereof and what action the Borrowers or the Parent proposes to take with respect thereto. In addition, the Officer’s Certificate shall demonstrate compliance with the financial covenants contained in Section 7.10 by calculation thereof as of the end of each such fiscal period.

(e) Accountant’s Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default arising as a result of a violation of the financial covenants contained in Section 7.10 and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

(f) SEC and Other Reports. Promptly upon transmission or receipt thereof, (i) copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any member of the Consolidated Group shall file with the Securities and Exchange Commission, or any successor agency and (ii) copies of all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(g) Notice of Default or Litigation. Upon any Responsible Officer of any Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent (i) immediately, but in any event within three (3) Business Days, of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrowers or the Parent proposes to take with respect thereto, and (ii) promptly, but in any event within five (5) Business Days, of the occurrence of any of the following with respect to any member of the Consolidated Group: (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against any member of the Consolidated Group which if adversely determined could reasonably be expected to have a Material Adverse Effect, (B) the occurrence of an event or condition which shall constitute a default or event of default under any Indebtedness of any member of the Consolidated Group which, if accelerated as a result of such event of default could reasonably be expected to have a Material Adverse Effect, or (C) any development in its business or affairs which has resulted in, or which any Credit Party reasonably believes may result in, a Material Adverse Effect.

(h) ERISA. Upon any Responsible Officer of any Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent promptly (and in any event within ten (10) Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA) which, in either case, could result in a liability of at least $5,000,000; (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any member of the Consolidated Group or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Internal Revenue Code with respect thereto which could result in a liability of at least $5,000,000; or (iv) any change in the funding status of any Plan that could reasonably be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Parent briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative Agent and the Banks with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Internal Revenue Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(i) Environmental.

(i) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Banks reasonably believe has caused (or could reasonably be expected to cause) the representations and warranties set forth in Section 6.20 to be untrue in any material respect, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Subject Properties (as defined in Section 6.20) and as to the compliance by any member of the Consolidated Group with Environmental Laws at such Subject Properties. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the members of the Consolidated Group hereby grant to the Administrative Agent and their representatives access to the Subject Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand.

(ii) The members of the Consolidated Group will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Materials of Environmental Concern on, from or affecting any of the Subject Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Subject Properties to the extent any failure could reasonably be expected to have a Material Adverse Effect.

(j) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Parent and its Subsidiaries as the Administrative Agent or any Bank may reasonably request.

7.2 Preservation of Existence and Franchises.

Except as otherwise permitted under Section 8.5 and except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority for the normal conduct of its business.

7.3 Books, Records and Inspections.

(a) Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP applied on a consistent basis (including the establishment and maintenance of appropriate reserves).

(b) Each Credit Party will, and will cause each of its Subsidiaries to, permit, upon reasonable notice and during normal business hours, officers or designated representatives of the Administrative Agent or any Bank (including, without limitation, independent accountants, agents, attorneys and appraisers) to visit and inspect its Property, including its books of account and records, its accounts receivable and inventory, its facilities and other business assets, and to discuss the affairs, finances and accounts of such Person with, and be advised as to the same by, the officers, directors and independent accountants of such Person.

7.4 Compliance with Law.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect.

7.5 Payment of Taxes and Other Indebtedness.

Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (i) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its Property, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien or charge upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no member of the Consolidated Group shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings for which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (a) shall give rise to an immediate right to foreclosure on a Lien securing such amounts or (b) otherwise could reasonably be expected to have a Material Adverse Effect.

7.6 Insurance.

Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. Each Credit Party will, and will cause each of its Subsidiaries to, furnish to the Administrative Agent and the Banks, upon written request, full information as to insurance carried.

7.7 Maintenance of Property.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its Property used or useful in any material portion of its business in good repair, working order and condition, normal wear and tear, obsolescence and replacement excepted, and will make, or cause to be made, from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements to its Property as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8 Performance of Obligations.

Each Credit Party will, and will cause each of its Subsidiaries to, perform all of its obligations (including, except as may be otherwise prohibited or contemplated hereunder, payment of Indebtedness in accordance with its terms) under the terms of all agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound if the failure to do so could reasonably be expected to have a Material Adverse Effect.

7.9 Use of Proceeds.

The Borrowers will use the proceeds of the Extensions of Credit solely for the purposes set forth in Section 6.18(a).

7.10 Financial Covenants.

(a) Consolidated Net Worth. The Parent will maintain at all times Consolidated Net Worth of not less than the sum of (i) $349,000,000 plus (ii) as of the end of each fiscal quarter beginning with the fiscal quarter ended March 31, 2004, an amount equal to fifty percent (50%) of Consolidated Net Income (to the extent positive) for such fiscal quarter, such increases to be cumulative, plus (iii) an amount equal to one hundred percent (100%) of the net proceeds from Equity Transactions occurring after the Closing Date.

(b) Consolidated Total Leverage Ratio. As of the end of each fiscal quarter of the Parent, the Consolidated Total Leverage Ratio shall not be greater than 3.25:1.0.

(c) Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter of the Parent, the Consolidated Fixed Charge Coverage Ratio shall not be less than 1.5:1.0.

7.11 Additional Credit Parties.

(a) Additional Subsidiaries. At any time that the Non-Guarantor Subsidiaries shall, as a group, (i) account for more than five percent (5%) of the gross revenues of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, (ii) account for more than five percent (5%) of net income of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, or (iii) constitute more than five percent (5%) of Consolidated Total Assets (each a “Threshold Requirement”), the Borrower Representative will (A) promptly notify the Administrative Agent and the Banks thereof, (B) within 45 days thereafter, cause one or more of the Non-Guarantor Subsidiaries to become a “Guarantor” hereunder by way of execution of a Joinder Agreement such that immediately thereafter the remaining Non-Guarantor Subsidiaries shall not, as a group, exceed any Threshold Requirement and (C) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person, good standing certificates and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent. The Borrower Representative may at any time, at its option, cause a Non-Guarantor Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement.

(b) Guaranties Relating to Other Debt. If any Non-Guarantor Subsidiary shall give a guaranty or become obligated under Support Obligations relating to any Indebtedness (including, without limitation, the Senior Subordinated Notes), the Borrower Representative will (A) promptly notify the Administrative Agent and each Bank thereof and (B) within 45 days thereafter, cause one or more of the Non-Guarantor Subsidiaries to become a “Guarantor” hereunder by way of execution of a Joinder Agreement.

SECTION 8

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as any Credit Document is in effect or any amounts payable under any of the Credit Documents are outstanding or any Letter of Credit is outstanding, and until the Commitments shall have terminated:

8.1 Indebtedness.

The Credit Parties will not permit any member of the Consolidated Group to contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

(b) Indebtedness existing as of the Closing Date and set forth on Schedule 8.1(b) (and renewals, refinancings or extensions thereof on terms and conditions no less favorable to the members of the Consolidated Group than such existing Indebtedness (taking into account reasonable market conditions existing at such time) and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

(c) Indebtedness (including purchase money Indebtedness and obligations under Capital Leases) incurred to finance the purchase or lease of fixed assets provided that (i) the total of all such Indebtedness shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding;

(ii) such Indebtedness when incurred shall not exceed the purchase price of the asset financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

(d) (i) Indebtedness evidenced by the Senior Subordinated Notes (and renewals, refinancings or extensions thereof on terms and conditions no less favorable to the members of the Consolidated Group than such existing Indebtedness (taking into account reasonable market conditions existing at such time) and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension) and (ii) other Subordinated Debt acceptable to the Required Banks in their sole discretion.

(e) unsecured intercompany Indebtedness owing by a Credit Party to another Credit Party (subject to the limitations set forth in Section 8.6 in the case of the Credit Party extending the Indebtedness);

(f) Indebtedness under Qualified Securitization Transactions in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

(g) obligations owing under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

(h) other unsecured Funded Debt of the members of the Consolidated Group which does not exceed $15,000,000 in the aggregate at any time outstanding;

(i) except as expressly provided otherwise herein, Support Obligations of any member of the Consolidated Group with respect to any Indebtedness of any member of the Consolidated Group permitted under this Section 8.1; and

(j) in addition to the Indebtedness set forth in clauses (c) and (h) above, secured or unsecured Indebtedness incurred to finance the acquisition (including by way of obligations under Capital Leases) and construction of a new headquarters facility in an amount not to exceed $40,000,000.

8.2 Liens.

The Credit Parties will not permit any member of the Consolidated Group to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

8.3 Nature of Business.

The Credit Parties will not permit any member of the Consolidated Group to substantively alter the character of its business in any material respect from that conducted as of the Closing Date.

8.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

(a) The Credit Parties will not permit any member of the Consolidated Group to enter into any transaction of merger or consolidation, except that

(i) a member of the Consolidated Group may be party to a transaction of merger or consolidation with another member of the Consolidated Group, provided that (A) if either of the

Borrowers is a party to such transaction, a Borrower shall be the surviving entity (except in the case of a merger or consolidation of a Borrower with the Parent), (B) if a Guarantor is a party to such transaction and the Borrowers are not a party to such transaction, a Guarantor shall be the surviving entity, and (C) in all other cases, if a Domestic Subsidiary is a party to such transaction, a Domestic Subsidiary shall be the surviving entity and such Domestic Subsidiary shall take such actions as may be necessary for compliance with the provisions of Section 7.11;

(ii) a Subsidiary may be a party to a transaction of merger or consolidation with a Person other than a member of the Consolidated Group, provided that (A) the surviving entity shall be a Subsidiary and shall take such actions as may be necessary for compliance with the provisions of Section 7.11, (B) no Default or Event of Default shall exist immediately after giving effect thereto, and (C) the transaction shall otherwise be permitted under Section 8.4(b); and

(iii) a Subsidiary may enter into a transaction of merger or consolidation in connection with an Asset Disposition permitted under Section 8.5.

(b) No member of the Consolidated Group shall make any Acquisition, unless:

(i) if the Acquisition is of Capital Stock of another Person and after giving effect to the Acquisition the Person that is the subject of the Acquisition will not be a Subsidiary, the Acquisition is permitted under Section 8.6; and

(ii) if (A) the Acquisition is of Capital Stock of another Person and after giving effect to the Acquisition the Person that is the subject of the Acquisition will be a Subsidiary or (B) the Acquisition is of all or any substantial portion of the Property of another Person, the Acquisition meets the following conditions:

(I) the Person or Property which is the subject of such Acquisition shall be in the same or similar line of business (or related thereto) as the members of the Consolidated Group which are parties thereto;

(II) in the case of a merger or consolidation, and in other cases where appropriate, the board of directors or other governing body of the other Person which is the subject of the transaction of merger or consolidation shall have approved such Acquisition;

(III) no Default or Event of Default shall exist immediately after giving effect to such Acquisition;

(IV) the Borrower Representative shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.10;

(V) if the Acquisition involves an interest in a partnership and a requirement that a member of the Consolidated Group be a general partner, the general partner shall be a newly formed special purpose Subsidiary;

(VI) the Credit Parties shall, and shall cause the party which is the subject of the Acquisition to, take such actions as may be necessary for compliance with the provisions of Sections 7.11;

(VII) in the case of Acquisitions of Foreign Property and Acquisitions of Capital Stock of a Foreign Person, the Total Consideration paid in connection with all such Acquisitions shall not exceed $15,000,000 in the aggregate; and

(VIII) in the case of the Acquisition of Domestic Property and Acquisitions of Capital Stock of a Domestic Person, unless the Borrower Representative has delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Consolidated Senior Leverage Ratio on a Pro Forma Basis after giving effect to any such Acquisition is less than 2.50:1.0, the Total Consideration paid in connection with any such Acquisition (or series of related Acquisitions) shall not exceed $25,000,000.

8.5 Asset Dispositions.

The Credit Parties will not permit any member of the Consolidated Group to make any Asset Disposition, except

(i) the sale, lease or other disposition to a Domestic Subsidiary; or

(ii) the sale, lease or disposition of machinery and equipment if the proceeds of such sale, lease or other disposition are reinvested within ninety (90) days in the same or similar Property; or

(iii) in all other cases, (A) at least seventy-five percent (75%) of the consideration paid therefor shall consist of cash or Cash Equivalents, (B) the aggregate net book value of all assets sold, leased or otherwise disposed of in any fiscal year shall not exceed an amount equal to five percent (5%) of Consolidated Total Assets as of the end of the immediately preceding fiscal year, (D) no Default or Event of Default shall exist immediately after giving effect thereto, and (E) if the aggregate net book value of the assets sold, leased or otherwise disposed of in any single disposition (or in any series of related dispositions) exceeds $5,000,000, the Borrower Representative shall have demonstrated compliance with the financial covenants hereunder on a Pro Forma Basis after giving effect to the disposition and shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (including reaffirmation of the representations and warranties hereunder as of such date before and after giving effect to such transaction) demonstrating that, upon giving effect to such Asset Disposition on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.10; or

(iv) the sale, lease or other disposition of property in connection with the acquisition and construction of a new headquarters facility in an amount not to exceed $40,000,000.

8.6 Advances, Investments and Loans.

The Credit Parties will not permit any member of the Consolidated Group to make any Investment in or to any Person except for Permitted Investments.

8.7 Prepayments and Amendments Relating to Other Debt.

Without the prior written consent of the Required Banks, the Credit Parties will not permit any member of the Consolidated Group to:

(a) after the issuance thereof, amend or modify, or permit any amendment to or modification of, any of the terms of any Funded Debt (including any Subordinated Debt) in a manner materially adverse to the interests of the Banks;

(b) make any payment, prepayment, redemption, defeasance or acquisition for value (including without limitation by way of deposit of money or securities with a trustee with respect thereto before due for the purpose of paying when due) of, or refund, refinance or exchange, any Funded Debt (including any Subordinated Debt) other than, so long as no Default or Event of Default exists immediately prior thereto or would exist immediately after giving effect thereto:

(i) regularly scheduled non-default principal payments on the Senior Subordinated Notes;

(ii) regularly scheduled non-default interest payments on the Senior Subordinated Notes;

(iii) prepayments in respect of obligations under Capital Leases not to exceed $10,000,000 in the aggregate in any fiscal year;

(iv) prepayments and redemptions of the Senior Subordinated Notes provided that, prior to the making of any such prepayment or redemption, the Borrower Representative shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (including reaffirmation of the representations and warranties hereunder as of such date before and after giving effect to such transaction) demonstrating that, upon giving effect to such prepayment or redemption on a Pro Forma Basis, (A) the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.10 and (B) the Consolidated Senior Leverage Ratio is less than 2.50:1.0; and

(v) refinancing of the Senior Subordinated Notes to the extent permitted by Section 8.1(d)(i).

8.8 Transactions with Affiliates.

The Credit Parties will not permit any member of the Consolidated Group to enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) transactions among the Credit Parties, (b) normal compensation and reimbursement of expenses of officers and directors, (c) transactions relating to a Qualified Securitization Transaction and (d) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

8.9 Ownership of Subsidiaries.

Except as permitted by Sections 8.4 and 8.5, the Credit Parties will not permit any member of the Consolidated Group to sell, transfer or otherwise dispose of, any shares of Capital Stock of any Subsidiaries or permit any Subsidiaries to issue, sell or otherwise dispose of, any shares of Capital Stock of any Subsidiary to any Person other than the Parent, the Borrowers or a Subsidiary. The Parent and the Borrowers will not create, form or acquire, nor will it permit any of its Subsidiaries to create, form or acquire, any Subsidiary, unless such Subsidiary is either (i) promptly joined as an Additional Credit Party pursuant to the requirements of Section 7.11, if such joinder is required thereby or (ii) a Securitization Subsidiary.

8.10 Fiscal Year.

The Credit Parties will not permit any member of the Consolidated Group to change its fiscal year without the prior written consent of the Required Banks or to amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in a manner adverse to the interests of the Banks.

8.11 Subsidiary Dividends.

The Credit Parties will not permit any member of the Consolidated Group to enter into, assume or otherwise become subject to, or permit any of their respective Subsidiaries (other than a Securitization Subsidiary pursuant to a Qualified Securitization Transaction permitted hereunder) to enter into, assume or otherwise become subject to, any agreement prohibiting or otherwise restricting the payment of dividends by any of the Parent’s Subsidiaries (other than a Securitization Subsidiary pursuant to a Qualified Securitization Transaction permitted hereunder), except as may be provided herein or in the indenture relating to the Senior Subordinated Notes.

8.12 Restricted Payments.

The Credit Parties will not make, or permit any member of the Consolidated Group to make, any Restricted Payment, unless (a) no Default or Event of Default shall exist immediately prior thereto and immediately after giving effect thereto and (b) in the case of any Restricted Payment other than ordinary cash dividends, the Borrower Representative shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (including reaffirmation of the representations and warranties hereunder as of such date before and after giving effect to such transaction) demonstrating that, upon giving effect to such Restricted Payment on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.10; provided, however, that if the Consolidated Total Leverage Ratio for the most recently tested fiscal quarter period is greater than 1.75 to 1.0, the aggregate amount expended to redeem, repurchase, retire or otherwise acquire the Parent’s common stock during the Parent’s current fiscal year shall not exceed the greater of (i) $50,000,000 or (ii) the amount of redemptions and repurchases previously incurred during such fiscal year.

SECTION 9

EVENTS OF DEFAULT

9.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. Any Credit Party shall

(i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

(ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or

(c) Covenants. Any Credit Party shall

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(g), 7.9, 7.11 or 8.1 through 8.12, inclusive, or

(ii) default in the due performance or observance of any of the financial covenants contained in Section 7.10 and the continuance thereof for a period of 15 days after knowledge thereof by a Responsible Officer of the Borrower Representative (but in no event later than 15 days after the date by which the Borrower Representative is required to deliver annual or quarterly financial statements in accordance with Sections 7.1(a) and (b), as appropriate) without the Borrower Representative having obtained an effective waiver hereunder; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer becoming aware of such default or notice thereof by the Administrative Agent; provided, however, that if such default cannot be cured within such period, the Borrowers or other Credit Party may have such additional period of time not to exceed 30 days after the expiration of such original 30 day period, and such default shall not constitute an Event of Default hereunder, so long as the applicable Credit Party shall commence within such original 30 day period, and diligently pursue, appropriate curative efforts; or

(d) Other Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Banks the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

(e) Guaranties. The guaranty given by any Guarantor (including any Additional Credit Party) hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor (including any Additional Credit Party) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Material Guarantor (including any Additional Credit Party) shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(f) Bankruptcy Event. Any Bankruptcy Event shall occur with respect to any Borrower or any Material Guarantor; or

(g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $10,000,000 in the aggregate for the members of the Consolidated Group, taken as a whole, (i) any member of the Consolidated Group shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(h) Judgments. One or more judgments or decrees shall be entered against the any member of the Consolidated Group involving a liability of $500,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) ERISA. Any of the following events or conditions, if such event or condition is reasonably likely to result in the imposition of taxes, penalties, or other liabilities upon any Borrower or any ERISA Affiliate in an aggregate amount in excess of $5,000,000: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, shall exist with respect to any Single Employer Plan, or any lien shall arise on the assets of any Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which results in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which results in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility shall occur which subjects any Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(j) Ownership. There shall occur a Change of Control; or

(k) Default under Senior Subordinated Notes. The occurrence and continuation of an event of default under the Senior Subordinated Notes; or

(l) Default under Securitization Agreement. The occurrence and continuation of an event of default under any of the Securitization Agreements.

9.2 Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Banks (pursuant to the voting procedures in Section 11.6) or cured to the satisfaction of the requisite Banks (pursuant to the voting procedures in Section 11.6), the Administrative Agent may, and upon the request and direction of the Required Banks shall, by written notice to the Borrower Representative take any of the following actions without prejudice to the rights of the Administrative Agent or any Bank to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

(i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Administrative Agent and/or any of the Banks hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(iii) Cash Collateral. Direct the Credit Parties to pay (and the Credit Parties agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Banks, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(iv) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Banks hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Banks.

SECTION 10

AGENCY PROVISIONS

10.1 Appointment and Authorization of Agent.

(a) Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 10 and in the definition of “Agent-Related Person” included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

10.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.3 Liability of Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.4 Reliance by Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

(b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

10.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Borrower Representative referring to this Credit Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Banks in accordance with Section 9; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Banks.

10.6 Credit Decision; Disclosure of Information by Agent.

Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Parent. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.7 Indemnification of Agent.

Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that (a) no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct and (b) no Bank shall be liable for the payment of any portion of an Indemnified Liability pursuant to this Section unless such Indemnified Liability was incurred by the Agent-Related Person in its capacity as such or by another person acting for the Administrative Agent in such capacity; provided, however, that no action taken in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.8 Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Bank, and the terms “Bank” and “Banks” include Bank of America in its individual capacity.

10.9 Successor Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Bank and Swingline Bank. If the Administrative Agent resigns under this Credit Agreement, the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor administrative agent shall require the consent of the Borrower Representative at all times other than during the continuation of an Event of Default (which consent of the Borrower Representative shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Borrower Representative, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Bank and Swingline Bank and the respective terms “Administrative Agent,” “Issuing Bank” and “Swingline Bank” shall mean such successor administrative agent, Letter of Credit issuer and Swingline Bank, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Bank’s and Swingline Bank’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Bank or Swingline Bank or any other Bank, other than the obligation of the successor Issuing Bank to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and Sections 11.4 and 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

10.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 3.5 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.5 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

10.11 Guaranty Matters.

The Banks irrevocably authorize and direct the Administrative Agent to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.11.

10.12 Other Agents; Lead Managers.

None of the Banks or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Banks, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

SECTION 11

MISCELLANEOUS

11.1 Notices.

(a) Notices Generally. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set forth on Schedule 11.1, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Banks. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.1, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Banks. The Administrative Agent and the Banks shall be entitled to rely and act upon any notices (including telephonic Notice of Revolving Loan Borrowing and Notice of Swingline Loan Borrowing) purportedly given by or on behalf of the Borrower Representative even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower Representative. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2 Right of Set-Off; Adjustments.

Upon the occurrence and during the continuance of any Event of Default, each Bank (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Notes, under any other Credit Document or otherwise, irrespective of whether such Bank shall have made any demand hereunder or thereunder and although such obligations may be unmatured. Each Bank agrees promptly to notify any affected Credit Party after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.

11.3 Successors and Assigns.

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Swingline Loans, (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent and the Issuing Bank unless the Person that is the proposed assignee is itself a Bank with a Revolving Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Credit Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Credit Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 11.5 and 11.9). Upon request, the Borrowers (at their expense) shall execute and deliver new or replacement Notes to the assigning Bank and the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the assignee is a Non-U.S. Person, it shall deliver to the Credit Parties and the Administrative Agent certification as to complete exemption from deduction or withholding of Taxes in accordance with Section 3.11 and shall be subject to the provisions of Section 3.11.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its office in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans and LOC Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Bank may, without the consent of, or notice to, the Borrower Representative or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank’s participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Bank’s obligations under this Credit Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Borrower Representative, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant or (iii) release all or substantially all of the Guarantors from their obligations under the Credit Documents. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, 3.11 and 3.12 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section and such Participant shall be subject to the limitations of such Sections as if such Participant were a Bank hereunder. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Bank, provided such Participant agrees to be subject to Section 3.14 as though it were a Bank.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.6, 3.9 or 3.11 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 3.11 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.11(d) as though it were a Bank.

(f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Notes, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower Representative and the Banks, resign as Issuing Bank and/or (ii) upon 5 Business Days’ notice to the Borrower Representative, resign as Swingline Bank. In the event of any such resignation as Issuing Bank or as Swingline Bank, the Borrower Representative shall be entitled to appoint from among the Banks a successor Issuing Bank or Swingline Bank hereunder; provided, however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or as Swingline Bank, as the case may be. Bank of America shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LOC Obligations with respect thereto (including the right to require the Banks to make Base Rate Loans or fund participations in Letters of Credit pursuant to Section 2.6(b)). If Bank of America resigns as Swingline Bank, it shall retain all the rights of the Swingline Bank provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Banks to make Base Rate Loans or fund participations in outstanding Swingline Loans pursuant to Section 2.7.

11.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Bank and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Banks to any other or further action in any circumstances without notice or demand.

11.5 Expenses; Indemnification.

(a) The Credit Parties jointly and severally agree to pay within 30 days upon presentation of an invoice all reasonable costs and expenses of the Administrative Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Credit Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Credit Documents. The Credit Parties further jointly and severally agree to pay within 30 days upon presentation of an invoice all reasonable costs and expenses of the Administrative Agent and the Banks, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Credit Documents and the other documents to be delivered thereunder.

(b) Whether or not the transactions contemplated hereby are consummated, the Borrowers agrees to indemnify, save and hold harmless each Agent-Related Person, each Bank and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Bank) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Credit Party, any Affiliate of any Credit Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Bank) be asserted or imposed against any Indemnitee, arising out of or relating to, the Credit Documents, any predecessor Credit Documents, the Commitments, the use or contemplated use of the proceeds of any Extension of Credit, or the relationship of any Credit Party, the Administrative Agent and the Banks under this Credit Agreement or any other Credit Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including reasonable fees and costs of counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

(c) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 11.5 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

11.6 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Banks and the Borrower Representative, provided, however, that:

(a) without the consent of each Bank affected thereby, neither this Credit Agreement nor any other Credit Document may be amended to

(i) extend the final maturity of any Loan, or any portion thereof, or extend the final maturity of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or Fees hereunder,

(iii) reduce or waive the principal amount of any Loan, or any portion thereof, or reduce or waive the principal amount of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(iv) increase the Commitment of a Bank over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Bank),

(v) release the Borrowers or, except as the result of or in connection with a dissolution, merger or disposition of a member of the Consolidated Group permitted under Section 8.4, release any Material Guarantor or all or substantially all of the other Guarantors from its or their obligations under the Credit Documents,

(vi) amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 9.1(a), 11.2, 11.3, 11.5 or 11.9,

(vii) reduce any percentage specified in, or otherwise modify, the definition of Required Banks, or

(viii) consent to the assignment or transfer by the Borrowers, any Material Guarantor or all or substantially all of the other Guarantors of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby;

(b) without the consent of the Administrative Agent, no provision of Section 10 may be amended; and

(c) without the consent of the Issuing Bank, no provision of Section 2.1(b), 2.2(a)(ii) or 2.6 may be amended.

Notwithstanding the fact that the consent of all the Banks is required in certain circumstances as set forth above, (x) each Bank is entitled to vote as such Bank sees fit on any bankruptcy reorganization plan that affects the Loans, and each Bank acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Banks may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

11.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

11.8 Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9 Survival.

All indemnities set forth herein, including, without limitation, in Section 2.6(h), 3.11, 3.12, 10.5 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments and this Agreement, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Notes and the making of the Loans hereunder.

11.10 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the Commonwealth of Virginia in City of Richmond, or of the United States for the Eastern District of Virginia, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.11 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.12 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13 Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by each Credit Party and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Bank, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Bank and their respective successors and assigns. Each Credit Party, the Administrative Agent and the Banks hereby agree that at such time as this Credit Agreement shall have become effective pursuant to the terms of the first sentence of this Section 11.13(a), (i) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Credit Agreement and (ii) all of the promissory notes executed in connection with the Existing Credit Agreement automatically shall be substituted and replaced by the Notes executed in connection with this Credit Agreement and the Banks under the Existing Credit Agreement agree to promptly return such prior notes to the Company marked “cancelled” as requested by the Parent.

(b) The term of this Credit Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, no Letters of Credit shall be outstanding, all of the Commitments shall have expired or been terminated and this Agreement has been terminated.

11.14 Confidentiality.

Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrowers; (g) with the consent of the Borrower Representative; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Bank on a nonconfidential basis from a source other than the Borrowers; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Bank’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Bank or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower Representative relating to the Borrowers or their businesses, other than any such information that is available to the

Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower Representative; provided that, in the case of information received from the Borrower Representative after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrowers and the Administrative Agent may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

11.15 Source of Funds.

Each of the Banks hereby represents and warrants to the Borrower Representative that at least one of the following statements is an accurate representation as to the source of funds to be used by such Bank in connection with the financing hereunder:

(a) no part of such funds constitutes assets allocated to any separate account maintained by such Bank in which any employee benefit plan or any plan (or its related trust) has any interest;

(b) to the extent that any part of such funds constitutes assets allocated to any bank collective investment fund maintained by such Bank, such Bank has disclosed to the Borrower Representative the name of each employee benefit plan or plan whose assets in such fund exceed 10% of the total assets of such fund as of the date of purchase and, with respect to any employee benefit plan or plan whose interest in such fund does not exceed 10% of the total assets of such fund as of the date of purchase, the requirements for the application of Prohibited Transaction Class Exemption 91-38, 56 Fed. Reg. 31,966 and 56 Fed Reg. 59,299 (1991) or the requirements of another exemption have been satisfied;

(c) to the extent that any part of such funds constitute assets allocated to any insurance company general asset account maintained by such Bank, such Bank has disclosed to the Borrower Representative the name of each employee benefit plan or plan whose assets in such account exceed 10% of the total assets of such account as of the date of purchase and, with respect to any employee benefit plan or plan whose interest in such account does not exceed 10% of the total assets of such account as of the date of purchase, the requirements for the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), the requirements prescribed by the regulations under Section 401(c)(1)(A) of ERISA or the requirements of another exemption have been satisfied;

(d) to the extent that any part of such funds constitute assets allocated to any insurance company pooled separate account maintained by such Bank, such Bank has disclosed to the Borrower Representative the name of each employee benefit plan or plan whose assets in such account exceed 10% of the total assets of such account as of the date of purchase and, with respect to any employee benefit plan or plan whose interest in such account does not exceed 10% of the total assets of such account as of the date of purchase, the requirements for the application of Prohibited Transaction Class Exemption 90-1, Fed. Reg. 31,092 and 54 Fed. Reg. 32,024 (1989) or the requirements of another exemption have been satisfied; or

(e) such funds constitute assets of one or more specific benefit plans, not held in a bank collective investment fund, an insurance company general asset account, an insurance company pooled separate account or other investment fund, which such Bank has identified in writing to the Borrower Representative.

The determination of whether the interest of an employee benefit plan or plan in a fund or account exceeds 10% of the total value of such fund or account shall be determined in accordance with Prohibited Transaction Class Exemption 91-38, 95-60 and 90-1, as applicable, including (by way of example and not of limitation), the requirement that all employee benefit plans or plans maintained by one or more businesses or employee organizations that, under applicable law, are considered to be the same employer or employee organization shall be deemed to be a single employee benefit plan or plan.

As used in this Section 11.15, the terms “employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA and the term “plan” shall have the respective meaning assigned to such term in Section 4975(e)(1) of the Internal Revenue Code.

11.16 Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

11.17 USA Patriot Act Notice.

Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers (and to the extent applicable, the Parent), which information includes the name and address of the respective Borrowers (and to the extent applicable, the Parent) and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrowers (and to the extent applicable, the Parent) in accordance with the Act.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:	OWENS & MINOR MEDICAL, INC., a Virginia corporation

By:

Name:
Title:

OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation

By:

Name:
Title:

GUARANTOR:	OWENS & MINOR, INC., a Virginia corporation

By:

Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., in its capacity as Administrative Agent

By:

Name:
Title:

BANKS	BANK OF AMERICA, N.A., in its capacity as a Bank

By:

Name:
Title: